Exhibit 10.1

AMENDED AND RESTATED

INDUSTRIAL LEASE FOR

KEYSTONE CRANBURY EAST, LLC

“LANDLORD”

and

WILLIAMS-SONOMA DIRECT, INC.

“TENANT”

Property:	257 Prospect Plains Road
Cranbury, New Jersey

AMENDED AND RESTATED AGREEMENT OF LEASE

     AMENDED AND RESTATED AGREEMENT OF LEASE (the “Lease”) made as of the 18th day of March, 2004 and effective as of February 2, 2004, between KEYSTONE CRANBURY EAST, LLC, a Delaware limited liability company (the “Landlord”), and WILLIAMS SONOMA DIRECT, INC., a California corporation (the “Tenant”), with reference to the following facts and circumstances:

A.	Landlord and Tenant entered into that certain Industrial Lease, dated as of February 2, 2004 (the “Original Lease”).

B.	Landlord and Tenant desire to amend and restate the Original Lease in order to correct typographical and similar errors appearing therein.

Landlord and Tenant agree as follows:

     1. Reference Data and Definitions. The following sets forth some of the basic lease information and definitions used in this Lease:

          1.1 “Additional Rent” shall mean Tenant’s Proportionate Share of Real Estate Taxes and of Operating Expenses, and all other sums (exclusive of Base Rent) payable by Tenant to Landlord under this Lease.

          1.2 “Base Rent” shall mean the annual Base Rent for each Lease Year. The Base Rent for the Term of this Lease is set forth below:

	Annual	Monthly Installment of
Period	Base Rent	Annual Base Rent
Phase I Rent Commencement - Phase II Rent Commencement	$2,718,750 ($4.35 psf x 625,000 square feet*)	$226,562.50
Phase II Rent Commencement - Phase III Rent Commencement	$3,397,350 ($4.35 psf x 781,000 square feet)	$283,112.50
Phase III Rent Commencement - Rent Adjustment Date	$4,350,000 ($4.35 psf x 1,000,000 square feet)	$362,500.00
Rent Adjustment Date - Expiration Date	$4,550,000 ($4.55 psf x 1,000,000 square feet)	$379,166.67

*Notwithstanding that following the Phase I Rent Commencement Date Tenant shall pay rent based on 625,000 square feet, Tenant shall have use and occupancy of 781,000 square feet.

     Notwithstanding the foregoing, in the event Landlord is unable to deliver the Phase III Premises on or prior to the Outside Delivery Date such that the Single Tenant Conversion Date does not occur and the Phase III Premises are not added to the Premises hereunder, Base Rent for the Term of this Lease shall be as set forth below:

	Annual	Monthly Installment of
Period	Base Rent	Annual Base Rent
Phase I Rent Commencement - Phase II Rent Commencement	$2,718,750 ($4.35 psf x 625,000 square feet)	$226,562.50
Phase II Rent Commencement - Rent Adjustment Date	$3,397,350 ($4.35 psf x 781,000 square feet)	$283,112.50
Rent Adjustment Date - Expiration Date	$3,553,550 ($4.55 psf x 781,000 square feet)	$296,129.17

          1.3 “Broker” shall mean The Staubach Company.

          1.4 “Building” shall mean the 1,000,000 s.f. building located at 257 Prospect Plains Road, Cranbury, New Jersey, a portion of which remains to be constructed as more particularly described and discussed herein.

          1.5 “Commencement Date” shall mean the effective date of this lease.

          1.6 “Common Areas” shall mean the roadways, parking areas and landscaped areas on the Property, and the entrances, access ways and other areas located within the Building or otherwise on the Property intended for the common use of all tenants of the Property and their invitees.

          1.7 “Concession Costs” shall mean leasing commissions and costs such as construction allowances, rent concessions, moving expenses, takeover obligations and other similar inducements, incurred in leasing, subleasing or assigning a lease or this Lease.

          1.8 “Excess Assignment Consideration” shall mean an amount, if any, equal to: (A) the consideration whenever paid by any assignee for the assignment, less (B) Concession Costs, reasonably incurred by Tenant in connection with such assignment.

          1.9 “Excess Sublease Rent” shall mean an amount, if any, equal to: (A)(i) all rent or other consideration paid to Tenant by any subtenant, for and during each month less (ii) the portion applicable to such month (when amortized from the date such subtenant commences to pay rent over the remaining term of the sublease, exclusive of any renewals or extensions) of Tenant’s Concession Costs reasonably incurred by Tenant in connection with such subletting, less (B)(i) the Monthly Installment of Base Rent for such month plus (ii) such other rent or consideration attributable to such month, which would otherwise be required to be paid by Tenant to Landlord. In determining the amount of Excess Sublease Rent with respect to a sublease for less than all of the Premises, the amount of the Monthly Installment of Base Rent to be deducted pursuant to clause (B)(i) of this Section 1.9 shall be determined by multiplying the then applicable square foot rate of the Monthly Installment of Base Rent by the area of the portion of the Premises which has been sublet.

          1.10 “Guarantor” shall mean Williams-Sonoma, Inc..

          1.11 “Holidays” shall mean the days observed as holidays by the United States government, or the state government of the State in which the Building is located.

          1.12 “Improvements” shall mean (i) the completion of the 500,000 square foot expansion of the Building described in the Plans and Specifications, including, but not limited to, the Common Areas, and the exterior parking areas and truck courts; (ii) the interior build out work to the Phase II Premises described in the Plans and Specifications, excluding, however, any Tenant Work; and (iii) the addition of 11 dock doors to the Phase I Improvements in the area designated on the Site Plan which shall constitute the only Improvements made, or required to be made by, Landlord to the Phase I Premises.

          1.13 “La Jobi Lease” shall mean the lease agreement dated June 27, 2003 between Landlord and the tenant commonly known as La Jobi Industries, Inc. pursuant to which Landlord granted a leasehold interest in, and La Jobi leases, the Phase III Premises.

          1.14 “Landlord” shall mean the Landlord named on page 1 of this Lease or any subsequent owner of such Landlord’s interest in the Property.

          1.15 “Landlord’s Address”:

c/o Keystone Realty Services, Inc.
200 Four Falls, Suite 208
West Conshohocken, Pennsylvania 19428
Attn: General Counsel

          1.16 “Lease Interest Rate” shall mean the lesser of (A) 200 basis points in excess of the Prime Rate in effect from time to time or (B) the maximum amount or rate that lawfully may be charged in the circumstances, if such a maximum exists.

          1.17 “Lease Taxes” shall mean any tax, assessment, levy or other charge (other than any income, franchise, transfer, estate or inheritance tax) by any federal, state or local law now or hereafter imposed directly or indirectly upon Landlord with respect to this Lease or the value thereof, or upon Tenant’s use or occupancy of the Premises, or upon the Base Rent, Additional Rent or any other sums payable under this Lease or upon this transaction.

          1.18 “Lease Year.” The “First Lease Year” shall be the period commencing on the Commencement Date and continuing to the last day of the calendar month in which the first anniversary of the Phase I Rent Commencement Date occurs. Each “Lease Year” after the First Lease Year shall be a consecutive twelve (12) month period commencing on the first day immediately following the preceding Lease Year.

          1.19 “Operating Expenses” shall have the meaning set forth in Section 6.1.1.

          1.20 Intentionally Deleted.

          1.21 “Plans and Specifications” shall mean the detailed plans and specifications attached hereto as Exhibit B describing the Improvements.

          1.22 “Permitted Use” shall mean any use permitted by applicable laws, ordinances, rules and regulations.

          1.23 “Phase III Delivery Date” shall mean the date upon which Landlord delivers the Phase III Premises to Tenant upon the terms and in the condition contemplated by Section 2.3.1 hereof.

          1.24 “Phase I Premises” shall mean the 281,000 square foot area within the Building labeled as the “Phase I Premises” on the Site Plan, together with that portion of the Common Areas consisting of any parking areas and truck courts expressly reserved for the use by the occupant of the Phase I Premises on the Site Plan.

          1.25 “Phase II Premises” shall mean the 500,000 square foot area to be constructed by Landlord as an addition to the Building pursuant to Article 3 and labeled as the “Phase II Premises” on the Site Plan, together with that portion of the Common Areas consisting of any parking areas and truck courts expressly reserved for use by the occupant of the Phase II Premises on the Site Plan.

          1.26 “Phase III Premises” shall mean the 219,000 square foot area within the Building labeled as the “Phase III Premises” which is currently occupied by the tenant La Jobi, together with that portion of the Common Areas consisting of any parking areas and truck courts expressly reserved for use by the occupant of the Phase III Premises on the Site Plan.

          1.27 “Phase I Rent Commencement Date” shall mean the latest to occur of: (i) July 15, 2004; (ii) forty-five (45) days after Landlord provides written notice granting Tenant with access to the Phase II Premises for purposes of the Phase II Early Occupancy (i.e. the Tenant Work), which period shall be subject to reduction on account of Tenant Delays as described in Section 3.2; and (iii) the date upon which Landlord Substantially Completes the Improvements to the Phase II Premises (which date shall be subject to adjustment on account of Tenant Delays as described in Section 3.2).

          1.28 “Phase II Rent Commencement Date” shall mean the later to occur of: (i) January 1, 2005; and (ii) the date that is five (5) full months and fifteen (15) days after the Phase I Rent Commencement Date.

          1.29 “Phase III Rent Commencement Date” shall mean the later to occur of: (i) the Phase III Delivery Date; and (ii) January 1, 2006.

          1.30 “Premises” shall mean those of the Phase I Premises, the Phase II Premises and the Phase III Premises from time to time that are leased by Tenant, as more particularly described and discussed in Article II.

          1.31 “Prime Rate” shall mean the rate of interest announced from time to time by Wachovia Bank, N.A. or its successor as its prime rate or, if such rate is discontinued, such comparable rate as Landlord reasonably designates by notice to Tenant.

          1.32 “Property” shall mean the Building together with the parcel of land and all appurtenances thereto on which the Building is located as depicted on the Site Plan, together with all other improvements which may hereafter be constructed on such parcel of land.

          1.33 “Real Estate Taxes” shall mean all real estate taxes and assessments, general or special, ordinary or extraordinary, foreseen or unforeseen (other than Lease Taxes) assessed or imposed upon the Property. If, due to a future change in the method of taxation, any tax shall be levied or imposed in substitution, in whole or in part, for (or in lieu of) any tax or addition to or increase in any tax which would otherwise be included within the definition of Real Estate Taxes, then such other tax shall be deemed to be included within Real Estate Taxes.

          1.34 “Rent” shall mean Additional Rent and Base Rent, collectively.

          1.35 “Rent Adjustment Date” shall mean the first day of the first full calendar month after the third anniversary of the Phase I Rent Commencement Date (i.e. the first day of the fourth Lease Year).

          1.36 “Single Tenant Conversion Date” shall be the date upon which the Phase III Rent Commencement Date occurs.

          1.37 “Site Plan” shall mean the site plan depicting the Property annexed to this Lease as Exhibit A.

          1.38 “Substantial Completion” and “Substantially Complete” shall each mean, with respect to each of Phase I Premises and Phase II Premises, the date when (x) the construction of the Improvements is substantially completed in accordance with the requirements of the Plans and Specifications (including, but not limited to, all structural and nonstructural aspects, plumbing, wiring, HVAC systems and other mechanical systems, but only to the extent any of the foregoing are required to be completed by Landlord, rather than Tenant, pursuant to the Plans and Specifications), excepting only (i) seasonal outdoor items and (ii) “punch list items” (as that term is commonly used in the construction industry) that will not materially interfere with completion of Tenant Work and/or Tenant’s operations provided that Tenant has completed all of Tenant Work that are agreed upon between Landlord and Tenant in the Acceptance Agreement pursuant to Section 3.4 hereof; and (y) Landlord delivers to Tenant an AIA certificate or other form reasonably acceptable to Tenant from its architect indicating that the Phase I Premises or the Phase II Premises, as the case may be, has been substantially completed in accordance with the requirements of the Plans and Specifications. The issuance of a temporary or permanent certificate occupancy for the Phase I Premises or the Phase II Premises shall not impact or be a condition of the Substantial Completion of the applicable Premises.

          1.39 “Tenant” shall mean the Tenant named on page 1 of this Lease and such person’s permitted successors and assigns, subject to the provisions of this Lease.

          1.40 “Tenant’s Address” shall mean the Premises, with copies to:

Williams-Sonoma, Inc.
151 Union Street
San Francisco, California 94111
Attn: J. Richard Myers

          1.41 “Tenant Improvement Allowance” shall mean the tenant improvement allowance to be provided by Landlord to Tenant with respect to the Premises in the amount of $1,660,000.

          1.42 “Tenant Work” shall mean any build out, fixturing and space preparation of any portion of the Premises to be performed by Tenant at Tenant’s sole cost, including, but not limited to, any Office Work (as defined in Section 3.1 below) performed by Tenant and funded by the Tenant Improvement Allowance.

          1.43 “Tenant’s Proportionate Share” shall be 62.5% as of the Phase I Rent Commencement Date, 78.1% as of the Phase II Rent Commencement Date and 100% as of the Phase III Rent Commencement Date.

          1.44 “Term” shall mean the period commencing on the Commencement Date and terminating on the date which is the last day of the calendar month in which the seventh (7th) anniversary of the Phase I Rent Commencement Date occurs, as it may be extended or renewed pursuant to the terms of this Lease.

     2. Demise of Premises.

          2.1 Phase I Demise. Subject to the terms of this Lease, Landlord leases to Tenant and Tenant leases from Landlord the Phase I Premises and grants to Tenant, so long as this Lease remains in effect, the non-exclusive right to use the Common Areas for their intended purposes in common with other tenants in the Building. Following the demise of the Phase I Premises, Tenant shall have the exclusive right to use that portion of the Common Areas consisting of truck courts and parking areas depicted as being reserved for Tenant’s use and allocable to the Phase I Premises on the Site Plan.

          2.2 Phase II Demise. Subject to the terms of this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the Phase II Premises, including, but not limited to, the exclusive right to use that portion of the Common Areas consisting of the truck courts and parking areas depicted as being reserved for Tenant’s use and allocable to the Phase II Premises on the Site Plan provided that Tenant may not use and occupy the same until from and after the Phase I Rent Commencement Date other than for purposes of Tenant Work pursuant to Section 3.3. From and after the Phase I Rent Commencement Date and until the Phase III Delivery Date, the “Premises” within the meaning of this Lease shall be comprised of the Phase I Premises and the Phase II Premises for all relevant purposes and any generic reference to the Premises herein contained shall mean the Phase I Premises and the Phase II Premises.

          2.3 Phase III Demise. Landlord represents to Tenant that: (A) the Phase III Premises is currently leased to La Jobi pursuant to the La Jobi Lease; and (B) Landlord has no right to terminate the La Jobi Lease. Landlord shall use diligent efforts to terminate the La Jobi Lease and deliver the Phase III Premises to Tenant in the condition required by Section 2.3.1 below on or prior to July 15, 2006 (such date, the “Outside Delivery Date”). The Outside Delivery Date is not subject to delay on account of Force Majeure Events. In the event Landlord is unable, to terminate the La Jobi Lease for any reason and deliver the Phase III Premises in the condition required by Section 2.3.1 below by the Outside Delivery Date, Landlord shall pay to Tenant the sum of $750,000 (the “La Jobi Payment”) promptly, and in any event within ten (10) business days after, the Outside Delivery Date. The failure by Landlord for any reason to deliver the Phase III Premises by the Outside Delivery Date does not constitute a Landlord default and Tenant shall have no right to pursue damages or recourse at law, hereunder or in equity on account thereof. The failure by Landlord to make the La Jobi Payment as and when due shall be a material default of Landlord, not subject to Force Majeure Events, and, notwithstanding Section 19.4, not subject to notice and cure. Notwithstanding the foregoing, in the event that (x) Landlord fails to terminate the La Jobi Lease and deliver the Phase III Premises in the condition required by Section 2.3 by the Outside Delivery Date; and (y) the La Jobi Lease is terminated and the Phase III Premises is vacated by La Jobi (a “Subsequent Vacancy”) at any time on or prior to July 15, 2007, Landlord shall promptly notify Tenant in writing of such Subsequent Vacancy, whereupon Tenant may elect to take delivery of the Phase III Premises by delivery of written notice to Landlord of such election within ten (10) business days after receipt of such notice from Landlord (a “Recapture Election”). In the event Tenant makes a Recapture Election, Landlord shall deliver the Phase III Premises to Tenant in the condition required under Section 2.3.1 on the twentieth day following receipt of notice of the Recapture Election, and Tenant shall refund, as Additional Rent within thirty (30) days, to Landlord the pro rata portion of the La Jobi Payment allocable to the portion of the one (1) year period between July 15, 2006 and July 15, 2007 occurring after the Phase III Delivery Date. For example, if the Phase III Delivery Date occurs on January 15, 2007 the refund would be $375,000, or if the Phase III Delivery Date occurs on March 15, 2007 the refund would be $250,000.00.

               2.3.1 Delivery of the Phase III Premises. If Landlord is able to terminate the La Jobi Lease prior to the Outside Delivery Date, or if Tenant elects the Recapture Election, Landlord shall deliver the Phase III Premises to Tenant in a broom clean condition and in good order and repair. Without limitation of the foregoing, the Building Systems (as that term is defined in Section 9.1.1) serving the Phase III Premises shall be in good operating condition and repair and any of the personal property, materials, inventory and equipment owned by La Jobi or others shall have been removed on or prior to the Phase III Delivery Date. Landlord shall not be obligated to remove the demising wall separating the Phase III Premises from the Phase I Premises and the Phase II Premises or the two office areas located in the Phase III Premises. As of the Phase III Delivery Date the “Premises” as used herein shall be the Property. As of the Phase III Rent Commencement Date:

(i) Tenant’s Proportionate Share shall be 100%; and (ii) Landlord shall have no further obligation to repair, maintain or replace the Common Areas except for maintenance or repairs that Landlord was required to perform prior to the Phase III Rent Commencement Date and has not yet completed, or are Landlord’s obligation under Sections 8.3, 10.3, 14, or 16.1. At such time (if any) as Landlord delivers the Phase III Premises in the condition contemplated by this Section 2.3.1, subject to the terms of this Lease, Landlord shall lease to Tenant and Tenant shall lease from Landlord the Phase III Premises.

     3. Possession.

          3.1 Tenant Allowance Work. Landlord has agreed to provide the Tenant Improvement Allowance to Tenant. Among other things, Tenant may use the Tenant Improvement Allowance to (a) complete the interior office build out and lighting upgrades in such manner and in such fashion as Tenant elects (the “Office Work”), which Office Work shall be Tenant Work, or (b) as a credit against the Rent. The Office Work shall be performed by Tenant subject to the terms, conditions and limitations of Sections 3.3, 9.1.1 (except that the dollar limitation shall not apply), 9.1.2 and 9.2. However: (i) Landlord’s consent shall not be required for Office Work, except as to those portions of the Office Work that affect the structural elements of the Building or the Building Systems; and (ii) Tenant shall have no obligation (or right) to remove any portion of the Office Work permanently affixed to the Building upon the expiration or sooner termination of the Lease (except that to the extent Tenant constructs in excess of 25,000 square feet of office space, Tenant shall remove such excess office space upon the expiration or sooner termination of the Lease to the extent Landlord requires its removal as described in Section 9). The portion of the Office Work permanently affixed to the Building shall be the property of Landlord notwithstanding any contrary provision of the Lease and shall be covered, on a full replacement cost basis, under the casualty insurance maintained by Landlord hereunder. Landlord shall have no obligation to perform or complete the Office Work and the completion (or failure to complete) the Office Work shall not affect whether Landlord has Substantially Completed the Improvements (it being acknowledged that the issuance or failure to issue a temporary or permanent certificate of occupancy shall not impact, and is not a condition of, the Substantial Completion of the Improvements). Tenant may request any or all of the Tenant Improvement Allowance from Landlord, but not more than once every thirty (30) days. Landlord shall pay to Tenant that portion of the Tenant Improvement Allowance requested by Tenant within 10 business days following receipt of written request therefor. Alternatively, Tenant may request that any or all of the unused Tenant Improvement Allowance be credited against the Rent as it next becomes due. Notwithstanding anything contained herein to the contrary, (including, but not limited to, the terms of Section 3.2.1 below describing the Tenant Improvements Allowance as liquidated damages), Landlord shall in no event be obligated to pay, to Tenant or credit against Rent an amount in excess of the Tenant Improvement Allowance.

          3.2 Improvement Work. Landlord shall, at Landlord’s sole cost and expense (except as otherwise provided herein), furnish all of the design, material, labor and equipment required to construct the Improvements, in substantial conformity with the Plans and Specifications. Landlord may not make any material changes to the Plans and Specifications without Tenant’s prior written approval, which shall not be unreasonably withheld. Landlord shall construct the Improvements in a good and workmanlike manner and in compliance with all applicable statutes, ordinances and building codes, governmental rules, regulations and orders. Landlord shall Substantially Complete the Improvements to the Phase I Premises on or prior to May 1, 2004 (the “Phase I Completion Date”). The Phase I Completion Date is subject to Tenant Delays, but is not subject to Weather Delays (defined below) or Force Majeure Events. Failure to deliver the Phase I Premises by the Phase I Completion Date for any reason other than Tenant Delays is a material breach of the Lease and is not subject to notice and cure under Section 19.4. Landlord shall diligently construct the Improvements to the Phase II Premises (the “Phase II Improvements”) and use diligent efforts to complete the Phase II Improvements on or prior to July 15, 2004 (the “Phase II Projected Completion Date”). However, if Landlord fails to so Substantially Complete the Phase II Improvements and deliver possession of the Phase II Premises to Tenant for any reason (regardless of Landlord’s efforts) on or before the Phase II Projected Completion Date, then Landlord shall not be liable to Tenant or in default hereunder, at law in equity, except that: (i) the Phase I Rent Commencement Date (and consequently the Phase II Rent Commencement Date) shall be delayed until the Substantial Completion of the Phase II Improvements (as contemplated in the definition of the Phase I Rent Commencement Date); and (ii) Landlord shall provide Tenant with the Per Diem Liquidated Damages (as hereinafter defined) that are expressly set forth in Section 3.2.1 below as Tenant’s sole and exclusive remedy hereunder, at law or in equity; and (iii) subject to the aggregate limitation on the Tenant Improvement Allowance contained in Section 3.1 above, Tenant will be entitled to retain any portion of the Tenant Improvement Allowance previously paid or credited to Tenant, and receive from Landlord the unpaid portion of the Tenant Improvement Allowance as further liquidated damages as set forth below. Landlord shall regularly (but no less than twice weekly) apprise Tenant concerning the progress of the construction of the Improvements until the Improvements are Substantially Complete and Landlord has remedied all punch list items. Landlord shall permit a representative of Tenant to have access to the Improvements during construction of the Improvements at all reasonable times. Tenant’s representative may attend construction meetings, including, but not limited to, meetings with local authorities.

               3.2.1 Delay Credits. In the event the Phase II Improvements are not Substantially Completed on or before the Phase II Projected Completion Date (as the same may be extended on account of Tenant Delays or Weather Delays), Landlord shall credit to Tenant against the Rent first becoming due, the amount of $1,000 per day (the “Per Diem Liquidated Damages”) for each day following the Phase II Projected Completion Date until the Phase II Improvements are Substantially Completed. The Phase II Projected Completion Date shall be extended to the extent of delays resulting from Tenant Delays for all relevant purposes, and prior to August 15, 2004, also due to delays caused by adverse weather conditions of a type which would cause a reasonable contractor in the area of the Property to delay construction on a project similar to the Improvements at the same phase of construction as is Landlord’s construction of the Improvements when that weather condition occurs (“Weather Delays”). The Phase II Projected Completion Date is not subject to Force Majeure Events. The Per Diem Liquidation Damages shall increase to $2,000 for each day following August 15, 2004 (which date shall be extended on account of delays caused by Tenant Delays) until the Phase II Improvements are Substantially Completed (any such period following the Phase II Projected Completion Date during which the Phase II

Improvements are not Substantially Completed, the “Completion Delay Period”). If the Completion Delay Period continues up to and including December 31, 2004 (the “Delay Termination Date”), which Delay Termination Date shall be extended to the extent of delays resulting from Tenant Delays but not by Force Majeure Events or Weather Delays, Tenant shall have the right to terminate this Lease by delivery of written notice to Landlord at any time within thirty (30) days after the Delay Termination Date (such an election, the “Delay Termination Election”). If Tenant timely makes the Delay Termination Election, this Lease shall terminate effective as of the Delay Termination Date and Landlord shall pay to Tenant (within five (5) business days following the Delay Termination Date) an amount equal to the accrued and unpaid Per Diem Liquidated Damages. Notwithstanding anything contained herein to the contrary, the right of Tenant to (i) receive the Per Diem Liquidated Damages; (ii) make the Delay Termination Election and, (iii) subject to the aggregate limitation on the Tenant Improvement Allowance contained in Section 3.1 above, retain the then paid portion of the Tenant Improvement Allowance and receive the unpaid portion of the Tenant Improvement Allowance from Landlord (which Landlord shall pay to Tenant concurrently with the unpaid portion of the Per Diem Liquidated Damages) shall be Tenant’s sole and exclusive remedy hereunder, at law or in equity on account of Landlord’s failure to Substantially Complete the Phase II Improvements on or prior to the Phase II Projected Completion Date (as the same may be extended) for any or no reason and regardless of efforts and Tenant shall have no right to pursue an action for, or collect damages from, Landlord on account of such continuance or failure to Substantially Complete the Phase II Improvements and deliver possession of the Phase II Premises.

               3.2.2 Delays. Notwithstanding anything contained herein to the contrary, if and to the extent Landlord is delayed in Substantially Completing the Improvements as a result of any “Tenant Delays,” then the Phase I Rent Commencement Date (and consequently the Phase II Rent Commencement Date), and the commencement of Tenant’s obligation to pay Base Rent and Additional Rent under the Lease, shall be deemed to be and occur on the date on which the Phase I Rent Commencement Date would have occurred, but for such Tenant Delays. “Tenant Delays” shall mean any or all of the following:

               (i) Any delays resulting from the performance or completion by Tenant, or any person, firm or corporation engaged by Tenant or its representatives or agents, of any work other than the Tenant Work (which Tenant Work includes but is not limited to installation of “racking”) in or about the Phase I Premises or the Phase II Premises, but only to the extent such action or omission persists after notice thereof from Landlord to Tenant; or

               (ii) Any delay resulting from the performance of Tenant Work by or on behalf of Tenant other than in accordance with Section 3.3 below to the extent such delay persists after notice from Landlord; or

               (iii) Any delay set forth in a change order requested by and approved by Tenant; or

               (iv) Any delay resulting from Tenant’s failure to use union labor in connection with Tenant Work, but only to the extent such delay persists after written notice from Landlord.

Landlord shall promptly notify Tenant in writing of any Weather Delay or Tenant Delay (a “Delay Notice”). In the event that Landlord delivers a Delay Notice describing a Tenant Delay or Weather Delay and Tenant, in good faith, disputes the existence or extent of such Tenant Delay or Weather Delay, Landlord and Tenant shall act, in good faith, to determine the existence and extent of such Tenant Delay or Weather Delay for a period of five (5) business days and agree upon the same in writing. In the event Landlord and Tenant are unable to agree upon the existence or extent of any Tenant Delay or Weather Delay and agree upon the same in writing, the parties shall submit the dispute to binding arbitration with the Newark, New Jersey office of the American Arbitration Association (“AAA”) for expedited resolution. Resolution of such dispute shall be accomplished in accordance with the then applicable rules of the AAA for expedited proceedings and the arbiter’s decision shall be final and binding upon the parties and shall not be subject to appeal. Landlord and Tenant shall each pay their own costs in connection with any such proceeding and shall share equally in any fees and expenses charged by the AAA.

          3.3 Tenant’s Access. From and after the Commencement Date, Landlord shall provide access to the Phase I Premises for purposes of performing Tenant Work. Notwithstanding the foregoing, Tenant shall not be entitled to use and occupy the Phase I Premises until the Substantial Completion of the Phase I Improvements other than for the performance of the Tenant Work. Landlord shall provide early access to the Phase II Premises for the benefit of Tenant prior to the Substantial Completion of the Phase II Improvements (the “Phase II Early Occupancy”) for the limited purpose of performing the Tenant Work as soon as reasonably practicable, but in all events Tenant shall be provided with the Phase II Early Occupancy at least forty-five (45) days prior to the Phase I Rent Commencement Date. However, if Landlord is unable to provide such forty-five (45) day Phase II Early Occupancy as a result of Tenant Delays, such failure shall be excused (and the required forty-five (45) day period reduced) to the extent only of the portion of the delay or inability resulting from the Tenant Delays. Tenant shall perform any Tenant Work in the Phase I Premises and the Phase II Premises in accordance with, and subject to the limitations contained in this Section 3.3. For purposes of this Lease, the term “Schedule” shall mean a detailed description of the timing and coordination of Landlord’s construction of the Improvements and Tenant’s performance of the Tenant Work which will be prepared as part of the Plans and Specifications. Landlord and Tenant shall reasonably cooperate in creating a procedure for such consultation and cooperation in reviewing and revising the Schedule. Tenant shall give to Landlord not less than five (5) days prior written notice of its request to have such access to the Premises (except that Tenant shall not be obligated to notify Landlord of any access for Tenant Work contemplated by the Schedule). Prior to commencing any Tenant Work, Tenant shall provide Landlord with: (i) copies of all plans and specifications pertaining to the Tenant Work for which such access is being requested to the extent not previously delivered; (ii) copies of all licenses and permits required in connection with the performance of the work for which such access is being requested to the extent not previously delivered; and (iii) certificates of insurance naming Landlord as additional insured/loss payee as applicable in form acceptable to Landlord. Regarding item

(iii), Landlord shall provide Tenant with similar certificates of insurance naming Tenant as an additional insured. All of the foregoing shall be subject to Landlord’s written approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant and Landlord and their respective agents, contractors, workmen, mechanics, suppliers, and invitees shall work in harmony and not interfere with each other. Tenant agrees that any such entry into and occupancy of the applicable Premises shall be deemed to be under all of the terms, covenants, conditions and provisions of the Lease, except (i) the covenant to pay Rent (including Operating Expenses and Real Estate Taxes), (ii) the cost limitations in Section 9.1.1 and (ii) Tenant’s obligations in Section 10.

          3.4 Delivery of Possession, Punch List, and Acceptance Agreement. As soon as Landlord believes the Improvements are Substantially Completed for each of the Phase I Premises and the Phase II Premises and the architect’s certificate has been delivered to Tenant, Landlord and Tenant shall together walk through the applicable Premises and inspect all Improvements, using reasonable efforts to discover all uncompleted or defective construction in the Improvements. Provided such inspection reveals that the Improvements have been Substantially Completed in accordance with the definition of Substantial Completion such that only “punch list” items (as that term is defined in the construction industry) remain to be completed that will not materially interfere with the completion of Tenant Work (or Tenant’s operation in the Premises provided Tenant has completed all of the Tenant Work), each party shall sign an acceptance agreement in a reasonably agreed upon form (herein the “Acceptance Agreement”), which shall include, by attachment, a list of all “punch list” items which the parties agree are to be corrected by Landlord in connection with the then-applicable Premises. In determining whether any portion of the Improvements that is not Substantially Completed constitutes a “punch list” item rather than precludes the Improvements from being Substantially Completed within the meaning of this Agreement, Landlord and Tenant covenant and agree to act mutually, reasonably and in good faith and in accordance with normal and customary industry practice. If during the walk-through it is determined that the Phase II Premises are not complete Landlord must continue to diligently pursue Substantial Completion and re-start the process in the first sentence of this Section 3.4. Landlord shall use diligent efforts to complete and/or repair such “punch list” items within thirty (30) days after executing the applicable Acceptance Agreement, but must continue using diligent efforts to complete the punch list items until all are complete. Without limitation on Landlord’s warranty obligations pursuant to Section 3.5 hereof, Tenant’s commencement of business operations from and in any part of the Premises shall be deemed to be an acceptance by Tenant of the Improvements, except for the agreed upon punch list items, notwithstanding that Tenant may not have executed the applicable Acceptance Agreement at such time.

          3.5 Warranty. During the three years following the Phase I Rent Commencement Date (the “Warranty Period”), Landlord shall, at Landlord’s sole cost and expense, repair or replace any defective item in the Phase I Premises, in the Phase II Premises, and any defect in the Building Systems (and specifically excluding any Tenant Work or any defects in the Phase I Premises, the Phase II Premises or the Building Systems caused by Tenant’s (its agents’ or contractors’) negligence or willful misconduct, misuse, abuse or failure to maintain), provided that (i) Tenant notifies Landlord, in writing and with reasonable specificity and detail, of the nature and extent of any such alleged defects in the

Phase I Premises, Phase II Premises, or the Building Systems (“Tenant’s Defect Notice”) and (ii) Tenant delivers Tenant’s Defect Notice to Landlord prior to the expiration of the Warranty Period. Landlord’s or its employees’, agents’ or contractors’ obligations under the preceding sentence are the “Warranty.” In no event shall Landlord be liable to Tenant for damages as a result of such defect, resulting from loss of business by Tenant or other consequential or speculative damages. Notwithstanding Tenant’s timely delivery of a Tenant’s Defect Notice, at no time during the Term shall Tenant have any right, of any nature whatsoever, to withhold the timely payment of any Base Rent or Additional Rent due under the Lease, from time to time, as a result of, or due to, or because of, any alleged breaches by Landlord under this Lease or the alleged existence of any defects or deficiencies in the Improvements, except as provided in Section 19.4.

     4. Term/Renewal.

          4.1 Commencement/Termination. The term shall commence and then expire as described in the definition of “Term.” Tenant’s rights to enter and occupy the Phase I Premises, the Phase II Premises and the Phase III Premises, respectively, shall occur as provided in Articles 2 and 3 hereof.

          4.2 Renewal. If Tenant is not in default (beyond applicable periods for notice and cure) under this Lease at the time any of the options to renew described below (each, a “Renewal Option”) is exercised or at the commencement of the applicable Renewal Period (as hereinafter defined), Tenant shall have the right to irrevocably extend the Term, for three (3) five (5) year periods (each, a “Renewal Period”) commencing on the first day following the last day of the initial term, the first Renewal Period, or the second Renewal Period, as the case may be, upon the same terms and conditions as are contained in this Lease, except as hereinafter provided. Base Rent for each Renewal Period (the “Renewal Rate”) shall be equal to ninety-five percent (95%) of the then Fair Market Rental for the applicable Renewal Period determined as described in Exhibit C. Unless otherwise agreed in a writing between Landlord and Tenant, Landlord shall have no obligation to make any improvements, decorations, repairs, alterations or additions to the Premises as a condition to Tenant’s obligation to pay Rent for any Renewal Period. Each Renewal Option shall be exercised by written notice to Landlord (a “Renewal Notice”) given no later than twelve (12) months prior to the expiration date of the Lease (as may be extended by the first Renewal Period and the second Renewal Period). However, if Tenant fails to provide a Renewal Notice prior to the 12-month period, the Renewal Option will remain effective until the sooner to occur of (1) six (6) months prior to the expiration date; and (2) 30-days following Tenant’s receipt of written notice from Landlord that the Renewal Option has lapsed. In the event Tenant fails strictly to comply with the procedure for exercise of the applicable Renewal Option, Tenant shall have no further right to extend the Term. The exercise by Tenant of its Renewal Option shall be irrevocable.

     5. Base Rent.

          5.1 Payment. Base Rent shall be payable by Tenant in equal monthly installments on or before the first day of each calendar month, in advance. All payments of Base Rent and Additional Rent shall be made without prior demand and, except as otherwise expressly provided in this Lease, without offset, deduction or counterclaim of any kind, in lawful money of the United States of America. Such payments shall be made at Landlord’s Address or at such other place as Landlord shall designate from time to time. Notwithstanding anything contained herein to the contrary, Tenant shall have no right to set-off, offset or deduct against Rent on account of any breach, default, or failure of performance on the part of Landlord hereunder or otherwise hereunder, except as expressly provided in this Lease.

          5.2 Late Charges. If Tenant fails to pay any Base Rent or Additional Rent within five (5) days after receipt of notice of delinquency, interest shall accrue on such unpaid amount at the Lease Interest Rate until paid in full. In addition, such unpaid amounts will be subject to a late payment charge equal to three percent (3%) of the unpaid amounts if Tenant does not pay such delinquent amounts to Landlord within five (5) days after written notice from Landlord to Tenant of such delinquency; provided, however, that if Tenant is twice delinquent in any twelve (12) consecutive month period, Landlord shall have no further obligation to provide notice of any delinquency to Tenant and the late payment charge and the interest charge shall be due and owing if Tenant thereafter fails to pay any installment of Base Rent or Additional Rent within five (5) days of the date the same is due and payable. Such late payment charge has been agreed upon by Landlord and Tenant, after negotiation, as a reasonable estimate of the additional administrative costs and detriment that will be incurred by Landlord as a result of any such failure by Tenant, the actual costs thereof being extremely difficult if not impossible to determine. The late payment charge constitutes fair and reasonable compensation to Landlord for its damages resulting from such failure by Tenant to timely pay and shall be paid to Landlord together with such unpaid amounts.

     6. Additional Rent for Operating Expenses and Real Estate Taxes.

          6.1 Definitions.

               6.1.1 “Operating Expenses” shall mean the reasonable costs and expenses paid by Landlord in connection with the management, operation, maintenance and repair of the Property including, without limitation:

                    (a) the cost of electricity, gas, water, sewer service, and other systems and utilities serving Common Areas, and the cost of supplies and equipment and maintenance and service contracts in connection therewith;

                    (b) the cost of repairs, maintenance and cleaning, including, without limitation, the cost of janitorial and other service agreements and trash and snow removal with respect to Common Areas and roof maintenance and routine repairs;

                    (c) the cost of fire, extended coverage, boiler, sprinkler, apparatus, public liability, property damage, rent, earthquake and other insurance as Landlord carries with respect to the Property so long as such other insurance is of the type and in amounts as then customarily being carried by similar landlords of similar Class A industrial buildings in the general area of the Property;

                    (d) an annual management fee equal to $.05 multiplied by the number of square feet comprising the Premises;

                    (e) Capital Repair/Replacements (as defined in Section 10.1.5), to the Common Areas, shall be amortized in the same manner as provided in Section 10.1.8;

                    (f) the cost of any Capital Repairs/Replacements made to the Property after the date of this Lease designed to reduce Operating Expenses but only to the extent of the savings realized from such capital improvement which shall be amortized in the manner described in Section 10.1.5;

                    (g) costs for landscaping at the Property other than the initial landscaping at the Property; and

                    (h) fees, costs and disbursements incurred in connection with proceedings to contest, determine, or reduce Operating Expenses or Real Estate Taxes, but in no event greater than the savings realized.

“Operating Expenses” shall not include:

                    (aa) leasing commissions, accountants’ or attorneys’ fees;

                    (bb) interest on debt or amortization payments on any mortgages or deeds of trust or any other borrowings of Landlord;

                    (cc) except as provided in subsection (e) and (f) above, any other capital item or other expense that under generally accepted accounting principles and practices would not be considered a maintenance or operating expense;

                    (dd) salaries, benefits or other compensation paid to leasing agents, promotional directors, officers, directors, employees and executives of Landlord;

                    (ee) all contributions to any organizations, whether political or charitable;

                    (ff) interest or penalties for late payments;

                    (gg) costs to repair or restore casualty damage;

                    (hh) ground lease rental;

                    (ii) costs paid by Landlord to comply with its obligations under Section 8.4 (Hazardous Materials) and under its indemnity;

                    (jj) any costs for which Landlord is responsible in connection with its Warranty and under Section 8.3, 10.3, 14 or 16;

                    (kk) depreciation;

                    (ll) expenses in connection with services or other benefits of a type which are not provided to Tenant but are provided to another tenant or occupant;

                    (mm) Landlord’s general overhead;

                    (nn) amounts paid to affiliates or subsidiaries of Landlord in excess of the fair market value of such services provided that the management fee described in Section 6.1.1(d) shall not be subject to this exclusion; and

                    (oo) tax or other penalties as a result of Landlord’s negligence, inability or unwillingness to make payments when due.

          6.2 Payment of Real Estate Taxes. Tenant’s obligation to pay Tenant’s Proportionate Share of Real Estate Taxes shall commence as of the Phase I Rent Commencement Date. Landlord shall provide Tenant with copies of the bills for Real Estate Taxes promptly after its receipt thereof. Tenant shall reimburse Landlord for Tenant’s Proportionate Share of Real Estate Taxes no later than twenty (20) days prior to delinquency. Assessments shall be paid in the maximum number of installments permitted provided that such method of payment does not result in the imposition of any penalties or the loss of any discounts. Notwithstanding anything contained herein to the contrary, Tenant’s Proportionate Share shall be 62.5% as of the Phase I Rent Commencement Date. Tenant’s Proportionate Share shall be increased to 78.1% as of the Phase II Rent Commencement Date. As of the Single Tenant Conversion Date, Landlord shall cease paying Real Estate Taxes subject to reimbursement by Tenant effective as of the payment of the next installment of Real Estate Taxes and Tenant shall have no further obligation to reimburse Landlord for Real Estate Taxes at such time as Tenant has reimbursed Landlord for all such Real Estate Taxes applicable to the period associated with the last installment of Real Estate Taxes. Commencing with the next installment of Real Estate Taxes owing after the Single Tenant Conversion Date, Tenant shall pay in full all Real Estate Taxes directly to the taxing authority applicable to the remaining Term prior to the delinquency thereof and present evidence of such payments to Landlord.

          6.3 Payment of Operating Expenses. Commencing on the first day of the first calendar month following the Phase I Rent Commencement Date, Tenant shall pay to Landlord as Additional Rent one twelfth (1/12th) of Tenant’s Proportionate Share of Operating Expenses for the Property for each calendar year on or before the first day of each month during such year, in advance, in an amount reasonably estimated by Landlord in good faith and billed by Landlord to Tenant. Landlord shall have the right to reasonably revise such estimate from time to time. Within ninety (90) days after the expiration of each calendar year, Landlord shall furnish Tenant with a statement (“Landlord’s Operating Expense Statement”), setting forth in reasonable detail the actual amount of Operating Expenses for the Property for such year and Tenant’s Proportionate Share of Operating Expenses. If the actual amount of Operating Expenses due for such year payable by Tenant differs from the estimated amount of Operating Expenses paid by Tenant for such year, then, if Tenant owes any amounts to Landlord, such amounts shall be paid by Tenant (whether or not this Lease has terminated) within thirty (30) days after receipt of Landlord’s Operating Expense Statement, and if Landlord owes any amounts to Tenant, such amounts shall be credited against the next installments of Base Rent and Additional Rent due from Tenant (or if the Lease has terminated for any reason paid to Tenant within thirty (30) days after delivery of Landlord’s Operating Expense Statement). Tenant’s obligation to pay Tenant’s Proportionate Share of Operating Expenses (as provided in Section 6.2) shall commence as of the Phase I Rent Commencement Date. As of the Single Tenant Conversion Date, except to the extent Landlord is responsible in connection with its Warranty, in Section 8.3, 10.3, 14 or 16 and any items of deferred repairs, maintenance or replacement that were required to be performed by Landlord prior to the Single Tenant Conversion Date but have yet to be performed, Landlord shall have no obligation to repair, maintain or make replacements regarding the Common Area and shall cease providing the common area maintenance services associated with the Property, including, but not limited to, the type of services, repairs, maintenance and replacements described in the Operating Expense items 6.1.1(a), (b) and (g) (such services, “Common Area Maintenance Services”) and Tenant shall have no further obligation to reimburse Landlord for the Operating Expenses associated with Common Area Maintenance Services at such time as Tenant has reimbursed Landlord for all such Operating Expenses associated with the period prior to the Single Tenant Conversion Date. However, said items shall remain reimbursable to the extent of Tenant’s Proportionate Share of Operating Expenses. From and after the Single Tenant Conversion Date, (i) Landlord shall remain obligated for the Warranty and its repair, maintenance and replacement obligations under Sections 10.3, 8.3, 14 and 16; and (ii) Tenant shall remain obligated to reimburse Landlord for the Operating Expenses described in items 6.1(c), (d), (e) and (f). Operating Expenses shall be “grossed up” in each Lease Year to reflect such amounts as would have been paid had the Rentable Area of the Building been one hundred percent (100%) occupied during such Lease Year.

          6.4 Tenant’s Audit Rights. Landlord shall keep complete records of all Operating Expenses and Real Estate Taxes for a period of at least three (3) years after the end of each Lease Year. Not more frequently than once in every 12-month period and after at least twenty (20) days’ prior written notice to Landlord, Tenant shall be permitted to audit the records of the Operating Expenses and Real Estate Taxes. If Tenant exercises its audit rights as provided above, Tenant shall conduct any inspection at a reasonable time and in a manner so as not to unduly disrupt the conduct of Landlord’s business. Any such inspection by Tenant shall be for the sole purpose of verifying the Operating Expenses and/or Real Estate Taxes. Tenant shall hold any information obtained during any inspection in confidence, except that Tenant shall be permitted to disclose such information to its attorneys and advisors and as may be required by applicable law, provided Tenant informs such parties of the confidential nature of such information and uses commercially reasonable efforts to cause such parties to maintain such information as confidential. Any shortfall or excess revealed and verified by Tenant’s audit shall be paid to the applicable party within thirty (30) days after that party is notified of the shortfall or excess to the extent such overage or shortfall had not previously been adjusted pursuant to the terms of this Lease. If Tenant’s inspection of the records for any given Lease Year or partial Lease Year reveals that Tenant was overcharged for Operating Expenses or Real Estate Taxes by an amount of greater than four percent (4%), Tenant paid such overage and such overage had not previously been adjusted pursuant to the terms of this Lease, Landlord shall reimburse Tenant for its reasonable, out of pocket cost of the audit.

          6.5 Right to Contest. Tenant may contest, in good faith, by appropriate proceedings at its own expense any Real Estate Taxes provided that Tenant shall first have paid such Real Estate Taxes or, if the payment of such Real Estate Taxes is to be postponed during the pendency of such contest, Tenant shall have furnished Landlord with such additional sums as may reasonably be required to pay interest or penalties accrued or to accrue on any such Real Estate Taxes and shall indemnify and hold Landlord harmless from any loss resulting from the failure to timely pay such Real Estate Taxes. Nothing contained herein, however, shall release Tenant of the obligation to pay and discharge contested Real Estate Taxes as finally adjudicated, with interest and penalties, and all other charges directed to be paid in or by any such adjudication. Any such contest or legal proceeding shall be commenced by Tenant with due promptness after the imposition of any contested Real Estate Taxes and shall be prosecuted to final adjudication with all reasonable promptness and dispatch; provided, however, that Tenant may in its discretion consolidate any proceeding to obtain a reduction in the assessed valuation of the Premises for tax purposes relating to any tax year with any similar proceeding or proceedings relating to one or more other tax years. Notwithstanding anything contained in this Section 6.5, Tenant shall pay all such contested Real Estate Taxes before the time when the Premises or any part thereof might be subject to lien or forfeited as a result of nonpayment. Landlord shall, at no out-of-pocket cost to Landlord, join in any proceedings referred to above and hereby agrees that the same may be brought in its name, if the provisions of any law, rule or regulation at the time in effect shall so require. Tenant shall indemnify and save Landlord harmless from any liabilities, losses, or out of pocket expenses (including reasonable attorneys fees) in connection with any such proceedings in which Landlord shall join or permit to be brought in its name or any such contest. Prior to the distribution of any refund, Tenant shall be entitled to recover its reasonable, out of pocket costs incurred in contesting taxes. Prior to distribution of any refund, Tenant shall thereafter be entitled to any remaining refund of any Real Estate Taxes, and all penalties or interest thereon received by Landlord which shall have been paid by Tenant, or which shall have been paid by Landlord but previously reimbursed in full by Tenant. The terms of this Section 6.5 shall survive the expiration or sooner termination of this Lease.

     7. Intentionally Omitted.

     8. Use; Compliance With Law.

          8.1 Permitted Use. The Premises shall be used only for the Permitted Use and for no other purpose. Tenant acknowledges that it has reviewed the Standard Industrial Classification Manual prepared by the Office of Management and Budget of the U.S. (or, if applicable, the US NAICS Manual) and that the S.I.C. (or, if applicable, NAICS) number for the operations to be conducted at the Premises is 4225. Tenant shall advise Landlord in the event its S.I.C. (or, if applicable, NAICS) number should change.

          8.2 No Nuisance. Tenant shall not allow, or knowingly suffer or permit the Premises or any use thereof to constitute a nuisance.

          8.3 Compliance with Laws. Tenant, at Tenant’s expense, shall comply with and cause all of Tenant’s contractors, agents, servants, employees, invitees and licensees (the “Tenant Parties”) to comply with all applicable laws, ordinances, rules and regulations of governmental authorities applicable to Tenant’s use or occupancy of the Premises. Without limiting the generality of the foregoing, Tenant shall comply with the requirements of (a) the Occupational Safety and Health Act (and all regulations promulgated thereunder), and (b) the Americans with Disabilities Act (and all regulations promulgated thereunder), as the same may be amended from time to time. The foregoing obligation of Tenant shall not however permit Tenant to make, without Landlord’s prior written approval, any alterations to the Premises which otherwise would require Landlord’s approval under this Lease, and Tenant shall comply with all of the requirements of this Lease in making any such alterations. Notwithstanding anything to the contrary contained in this Lease, Landlord, at its sole expense, shall be obligated to make any alterations or capital expenditures to the Property to bring the Property in compliance with applicable laws, unless and to the extent any such alterations are necessary as the result of Tenant’s particular use of the Premises, as opposed to general warehousing and distribution uses or laws of general application. Also, nothing in this Section 8.3 shall relieve or diminish Landlord’s obligation to deliver the Premises so that the Premises complies with all applicable laws, ordinances, rules and regulations.

     8.4 Hazardous Materials.

               8.4.1 Definitions. “Hazardous Substance” shall mean any hazardous or toxic substance, material or waste which is or becomes regulated by any local, state or federal governmental authority having jurisdiction. The term “Hazardous Substance” includes, without limitation, any material or substance which is (i) designated as a “hazardous substance” pursuant to Section 311 of the Federal Water Pollution Control Act (33 U.S.C. Section 1317), (ii) defined as a “hazardous waste” pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. Section 6901 et seq. (42 U.S.C. Section 6903), (iii) defined as a “hazardous substance” pursuant to Section 101 of the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. Section 9601 et seq. (42 U.S.C. Section 9601), (iv) petroleum, (v) designated as a “hazardous substance” by the New Jersey Department of Environmental Protection pursuant to the Industrial Site Recovery Act, N.J.S.A. 13:1K-6 et seq. (“ISRA”) or (vi) asbestos or asbestos-containing materials.

               8.4.2 Compliance with Law. Tenant shall conduct, and cause to be conducted, all of its operations and activity at the Premises in compliance with all applicable present and future federal, state, municipal and other governmental statutes, ordinances, regulations, orders, directives and other requirements, and all present and future requirements of common law, concerning the protection of public health, safety or the environment (collectively “Environmental Statutes”). In performing its obligations under the Warranty and under Section 8.3, 10.3, 14 and 16 and prior to the Single Tenant Conversion Date, regarding the Common Areas, Landlord shall have the same obligation as Tenant has under the preceding sentence.

               8.4.3 Permits. Each of Landlord and Tenant, in a timely manner, shall, to the extent required due to each party’s respective activities at the Property, obtain and maintain in full force and effect all permits, licenses and approvals, and shall make and file all notifications and registrations as required by Environmental Statutes. Each of

Landlord and Tenant shall at all times comply with the terms and conditions of any such permits, licenses, approvals, notifications and registrations.

               8.4.4 Documents. Each party, as to the Premises or the Property only, shall provide to the other, copies of the following, promptly after each shall have been submitted, prepared or received: (A) all applications and associated materials submitted to any governmental agency relating to any Environmental Statute; (B) all notifications, registrations, reports and other documents, and supporting information, prepared, submitted or maintained in connection with any Environmental Statute or otherwise relating to environmental conditions; (C) all permits, licenses, approvals, and amendments or modifications thereof, obtained under any Environmental Statute; and (D) any correspondence, notice of violation, summons, order, complaint, or other document received which pertains to compliance with or liability under any Environmental Statute.

               8.4.5 Operations. Tenant shall not cause or knowingly suffer or permit to occur in, on or under the Premises any generation, use, manufacturing, refining, transportation, emission, release, treatment, storage, disposal, presence or handling of Hazardous Substances, except that limited quantities of Hazardous Substances may be used, handled or stored by Tenant on the Premises, provided such is incident to and reasonably necessary for the maintenance of the Premises and Tenant’s operations for the Permitted Use and is in compliance with all Environmental Statutes and all other applicable governmental requirements. Should a release of any Hazardous Substance occur at the Premises as the result of the acts or omissions of Tenant and/or any of the Tenant Parties or Landlord or Landlord’s agents, employees, contractors or representatives, Tenant or Landlord, as the case may be, shall immediately contain, remove and dispose of, off the Premises, such Hazardous Substances and any material that was contaminated by the release, and remedy and mitigate all threats to human health or the environment relating to such release. When conducting any such measures Tenant or Landlord, as the case may be, shall comply with all Environmental Statutes.

               8.4.6 Inspection. Upon not less than seventy-two (72) hours’ prior telephonic or written notice (except in case of an emergency in which event Landlord shall provide such telephonic or written notice as Landlord is able to under the circumstances), Tenant agrees to permit Landlord and its authorized representatives to enter, inspect and assess the Premises at reasonable times for the purpose of determining Tenant’s compliance with the provisions of this Section. Such inspections and assessments may include obtaining samples and performing tests of soil, surface water, groundwater or other media and shall be at Landlord’s cost unless expressly covered by Section 8.4.8 hereof. Such inspection and assessments shall not unreasonably interfere with the conduct of Tenant’s business on the Premises.

               8.4.7 Tanks. Tenant shall not install or cause the installation of any above ground or underground storage tank at the Premises, other than any above ground fuel tank to service an above ground generator or any above ground water tank, the installation of which shall be subject to Section 9 and which shall be removed by Tenant prior to the expiration or sooner termination of this Lease.

               8.4.8 Indemnification. Notwithstanding any other provision in this Lease to the contrary, Tenant hereby agrees to indemnify and to hold harmless Landlord and its officers, directors, shareholders, partners and principals of, from and against any and all expense, loss, cost, claim, damage, penalty, fine, or liability of any kind or nature suffered by Landlord by reason of the presence or release of Hazardous Substances at or from the Premises as a result of the acts or omissions of Tenant or the Tenant Parties or Tenant’s breach of any of the provisions of this Article 8, including without limitation: (A) any and all reasonable, out of pocket expenses incurred by Landlord in complying with any Environmental Statutes, (B) any and all reasonable, out of pocket costs incurred by Landlord in studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the presence or release of any Hazardous Substance at or from the Premises, (C) any and all costs for which Landlord becomes liable to any governmental agency for studying, assessing, containing, removing, remedying, mitigating, or otherwise responding to, the presence or release of any Hazardous Substance at or from the Premises, (D) any and all fines or penalties assessed, upon Landlord by reason of a failure of Tenant to comply with any obligations, covenants or conditions set forth in this Section, and (E) any and all reasonable legal fees and costs incurred by Landlord in connection with any of the foregoing. Tenant’s obligations under this Section shall survive the expiration or earlier termination of the Term of this Lease. Notwithstanding anything to the contrary in this Section 8.4, Tenant shall have no liability to Landlord and no obligation to remediate or monitor with respect to Hazardous Substances present at the Property due to the acts or omissions of any party other than Tenant and the Tenant Parties.

          8.5 ISRA.

               8.5.1 The business operations which Tenant shall conduct at the Premises shall not constitute the operation of an industrial establishment as defined in ISRA, or, if it is or at any time shall become such an industrial establishment Tenant will comply with all ISRA requirements applicable to Tenant’s operations and at the time of closing, terminating or transferring such operations.

               8.5.2 Tenant shall comply in all respects, at its expense, with ISRA in connection with Tenant’s operation and cessation of its business at the Premises. If required by ISRA, no later than thirty (30) days prior to (i) the anticipated termination of this Lease, (ii) Landlord’s transfer of title to the Property, or (iii) the date on which Tenant intends to close, terminate or transfer operations at the Premises, as those terms are defined in ISRA, Tenant shall file with the New Jersey Department of Environmental Protection such information, affidavits, forms, negative declaration statements or other information as said Department may require and perform such actions as may be required by said Department pertaining to the removal of Hazardous Substances, Hazardous Materials and Hazardous Wastes that then remain on the Premises and that were introduced to the Premises during the term by Tenant or any of the Tenant Parties, and shall provide to Landlord either a “no further action” letter from the New Jersey Department of Environmental Protection stating that Tenant has taken all actions required by ISRA with respect to its cessation of operations or a “letter of non-applicability” from the New Jersey Department of Environmental Protection stating that the Premises do not constitute an “Industrial Establishment” within the meaning of ISRA. Tenant hereby agrees to indemnify and to hold harmless Landlord from, of, and against any and all expense, loss and liability suffered by Landlord by reason of action successfully taken by Landlord to attain compliance due to any violation of ISRA by Tenant, including but not limited to any and all reasonable expenses that Landlord may incur in complying with ISRA, any and all fines or penalties assessed upon Landlord under ISRA and any and all reasonable legal fees and costs incurred by Landlord in connection with any of the foregoing. The provisions of this Section shall survive termination of this Lease.

          8.6 Common Areas.

               8.6.1 Tenant shall have the non-exclusive right to use the Common Areas in common with other tenants of the Property during the Term.

               8.6.2 Landlord shall not make any alterations or additions to the Property and the Common Areas, excepting the Phase III Premises prior to the Phase III Delivery Date, without Tenant’s consent, which consent shall not be unreasonably withheld or delayed.

          8.7 Landlord represents and warrants the following as of the date hereof:

                    (a) Except as noted in the Phase I Environmental Site Assessment prepared by EMG Corporate Center dated March 8, 2000; the Memorandum of Agreement Application to New Jersey Department of Environmental Protection (“NJDEP”) dated December 13, 2000; Memorandum of Agreement from NJDEP dated February 8, 2001; the Remedial Action Workplan dated February 20, 2001; the Letter from NJDEP dated March 7, 2002; and Remedial Action Report dated September 17, 2002, to Landlord’s actual knowledge, after reasonable inquiry, the Property is in material compliance with all applicable laws, rules and regulations and all easements, restrictions and covenants of record.

                    (b) The Property is zoned LI (light industrial) and permits the operation of a warehouse and distribution center on the Premises 24 hours per day, 7 days per week.

                    (c) Landlord holds fee title to the Property, subject only to a lien in favor of Bank of New York, those exceptions to title shown on Schedule B of that certain Title Insurance Policy Issued by Fidelity National Title Insurance, dated June 7, 2003 (the “Title Policy”) and Landlord’s land use entitlements and the permits, licenses and approvals incident to the construction of the Improvements (collectively “Exceptions”). Neither the location nor any parties’ rights of access to such Exceptions adversely affects the use of the Property as a warehouse or distribution center.

                    (d) Landlord has not granted any option or right of first refusal to sell the Property.

                    (e) Other than the La Jobi Lease and as reflected in the Title Policy, there are no other leases, licenses or similar agreements affecting the Building or the Property.

                    (f) Neither the absence of a “No Further Action” letter from the State of New Jersey Department of Environmental Protection with respect to the completion of the obligations of Landlord under the Remedial Action Workplan referred in 8.7(a) nor the work required thereunder shall prohibit or interfere with Tenant’s improvement, use and occupancy of the Premises as a warehouse and distribution center.

     9. Alterations and Tenant’s Property.

          9.1 Alterations Defined.

               9.1.1 Tenant shall not make or, knowingly suffer or allow to be made, any alterations, additions or improvements in or to the Premises (collectively, “Alterations”) without first obtaining Landlord’s written consent based on conceptual plans submitted by Tenant. However, Landlord’s consent will not be required if (a) the proposed Alterations will not affect the structure or the mechanical, electrical, HVAC, plumbing or life safety systems of the Improvements (collectively, “Building Systems”) and (b) the total cost to acquire and install the proposed Alterations will be no more than (i) $250,000.00 in any one instance and (ii) $500,000.00 in the aggregate during any calendar year. In all other instances where Landlord’s consent is so required, it shall be granted or withheld by Landlord in its reasonable discretion. In all events, Tenant shall notify Landlord prior to commencing any Alterations other than de minimis Alterations.

               9.1.2 Tenant agrees that all such work (regardless of whether Landlord’s consent is required) shall be done at Tenant’s sole cost and expense, in accordance with the plans and specifications reasonably approved by Landlord in advance and in a good and workmanlike manner, that the structural integrity of the Building shall not be impaired, and that no liens shall attach to all or any part of the Premises, the Building, or the Property by reason thereof. Tenant shall obtain, at its sole expense, all permits required for such work.

          9.2 Removal of Property. All Alterations shall become the property of Landlord and shall be surrendered to Landlord upon the expiration or earlier termination of this Lease. However (i) movable equipment, trade fixtures, personal property, furniture, or any other items that can be removed without material harm to the Improvements will remain Tenant’s property (“Tenant Owned Property”); and (ii) the racks to be installed by Tenant shall not become the property of Landlord but shall be removed by Tenant upon the expiration or earlier termination of this Lease. All Tenant Owned Property (including the racks) shall be removed from the Premises at Tenant’s sole cost and expense at the expiration or sooner termination of this Lease. When granting consent for any Alterations that require Landlord’s consent, Landlord shall indicate whether it will require the removal of those Alterations at the expiration or earlier termination of the Lease. Prior to making any Alterations not requiring Landlord’s consent, Tenant may request that Landlord notify Tenant whether Landlord requires Tenant to remove that Alteration prior to expiration or earlier termination of the Lease. Tenant shall remove those Alterations that Landlord requested be removed under the prior two sentences at the expiration or earlier termination of the Lease. Tenant shall repair at its sole cost and expense all damage caused to the Premises or the Building by removal of any Alterations, racking or Tenant Owned Property. Landlord may remove any Tenant Owned Property, racking or Alterations that Tenant is required but fails to remove at the expiration or earlier termination of the Lease and Tenant shall pay to Landlord the reasonable cost of removal. Tenant’s obligations under this Section shall survive the expiration or earlier termination of this Lease.

     10. Repairs and Other Work.

          10.1 Tenant’s Obligations.

               10.1.1 Without limiting or affecting Landlord’s Warranty granted under Section 3.5 and except for Landlord’s obligations under Section 10.3, 8.3, 14 and 16 Tenant shall maintain in good, clean and sanitary order and condition the Premises and every non-structural part thereof, including without limiting the generality of the foregoing, all plumbing, heating, air conditioning, ventilating, electrical, lighting facilities and equipment within the Premises, fixtures, interior walls, ceilings, decking, floors, windows, doors, and plate glass located within the Premises, and signs (except Landlord’s signs, if any, and any sign erected by the owner of the adjacent parcel) located on the Premises.

               10.1.2 Tenant will not overload the electrical wiring serving the Premises or within the Premises, and will install at its expense, subject to the provisions of this Lease, any additional electrical wiring which may be required in connection with Tenant’s apparatus.

               10.1.3 Except for Landlord’s Warranty obligations under Section 3.5 and Landlord’s obligations under Section 8.3, Section 10.3, Section 14 and Section 16, Tenant will repair, at its expense, any damage to the Premises, or to the Property, arising out of Tenant’s use or occupancy thereof, including damage caused by bringing into the Premises any property for Tenant’s use or by the installation or removal of such property, all regardless of fault, or by whom such damage shall be caused, except if caused by Landlord, its agents, employees, or contractors in which case Landlord shall make the repairs at its expense. If Tenant fails to make such repairs Landlord may make the same and Tenant agrees to pay to Landlord, upon Landlord’s demand, as Additional Rent, the cost thereof.

               10.1.4 From and after the Single Tenant Conversion Date, Tenant shall, at Tenant’s sole cost, repair and maintain the Common Areas (except: (a) Landlord’s obligations under Section 8.3, 10.3, 14 and 16 (b) any repairs, maintenance or replacements (x) required as of the Single Tenant Conversion Date or (y) arising from a fire or other casualty or condemnation), including, but not limited to, all landscaping, snow removal and otherwise perform the Common Area Maintenance Services.

               10.1.5 Capital Repair/Replacement. Notwithstanding the foregoing in this Section 10, if one or more of the Building Systems or a portion thereof actually requires a repair that (a) (i) is at a cost in excess of 50% of the cost of replacing that Building System or applicable portion thereof or otherwise requires replacement, and (ii) is at a cost in excess of $25,000 in any one occurrence, or (iii) would be a capitalized expenditure under Generally Accepted Accounting Principles, and (b) is not the result of Tenant’s negligence, failure to maintain, misuse of the Premises or a breach by Tenant of its obligations under this Lease (which repair and replacement shall be Tenant’s responsibility), then Tenant must notify Landlord in writing of the need for such repair or replacement along with supporting estimates for their cost. In such event, the Building System or affected portion thereof shall be either replaced or repaired by Landlord, at Landlord’s determination (“Capital Repair/Replacement”). The cost of a Capital Repair/Replacement shall be initially paid by Landlord and amortized over the useful life of the applicable Capital Repair/Replacement in accordance with generally accepted accounting principles plus interest at a rate equal to the Lease Interest Rate, and the annual amortized amount shall be paid by Tenant to Landlord monthly, as Additional Rent, in equal installments, during the remainder of the initial Term (and any Renewal Period that is exercised by Tenant) until the cost of such Capital Repair/Replacement has been fully amortized as an Operating Expense, both before and after the Single Tenant Conversion Date. If any Capital Repair/Replacement is not fully amortized over the initial Term of the Lease and any Renewal Period, Tenant shall only be responsible for the costs amortized during the initial Term and any Renewal Period with Tenant reserving the right to prepay its obligation at any time.

          10.2 Conditions Applicable to Repairs and Other Work. All repairs, replacements and reconstruction (including, without limitation, all Alterations) that are Tenant’s obligations under this Lease shall be made and performed: (a) at Tenant’s cost and expense, (b) by contractors or mechanics reasonably approved by Landlord, (c) at least equal in quality of materials and workmanship to the original work or installation, (d) in accordance with such reasonable requirements as Landlord may impose with respect to insurance to be obtained by Tenant in connection with the proposed work (but in no event in excess of that type and amount of coverage required by other similarly situated landlords), (e) in accordance with all applicable laws and regulations of governmental authorities having jurisdiction over the Premises and (f) Tenant shall provide Landlord with as-built drawings of such Alterations.

          10.3 Landlord’s Obligations. In addition to Capital Repair/Replacement, Landlord, at its expense, shall be responsible for the performance of all repair, maintenance and replacement of all structural elements, the floor slab, the parking areas (including the sidewalks and truck courts), the roof, the roof membrane, skylights and exterior walls of the Building. Except for casualties under Section 14, if any such work is required as a result of the negligence or misconduct of Tenant, Tenant’s contractors, employees or invitees, Tenant shall reimburse Landlord for all reasonable costs incurred by Landlord for such work within ten (10) business days of demand as Additional Rent. Prior to the Single Tenant Conversion Date, Landlord shall also be responsible for the performance of landscaping and snow removal (i.e. the Common Area Maintenance Services). Landlord’s performance obligations under this Section shall be carried out in a manner necessary to maintain the Property in a first class condition. If Landlord unreasonably interferes with Tenant’s business for a period of three (3) business days after notice from Tenant to Landlord, or performing any repairs, maintenance, alteration or improvement in or to any portion of the Property, including, without limitation, the Premises, or in or to the fixtures, appurtenances and equipment therein the Rent will proportionally abate while the unreasonable interference persists, provided, however, that Tenant shall act reasonably to accommodate and coordinate any such activities by Landlord and must provide reasonable access to Landlord for purposes thereof.

     11. Liens. Tenant shall keep the Premises and the Property free from any liens arising out of any work performed or material furnished to or for the Premises by or for Tenant. If Tenant shall not, within thirty (30) days following notice of the imposition of any such lien, cause same to be released of record by payment or posting of a bond satisfactory to Landlord, Landlord, in addition to all other remedies provided under this Lease and by law, shall have the right (but not the obligation) to cause the lien to be released by such means as Landlord shall deem proper, including, without limitation, payment of the claim giving rise to such lien. All such sums reasonably paid by Landlord and all expenses incurred by it in connection therewith shall be considered Additional Rent and shall be payable by Tenant within ten (10) days after receipt of written demand.

     12. Subordination.

          12.1 Provided Tenant is provided with a reasonable and customary subordination, nondisturbance and attornment agreement (“SNDA”), this Lease shall be subject and subordinate at all times to (a) all ground leases or underlying leases that may now exist or hereafter be executed affecting the Property or any portion thereof, (b) the lien of any mortgage, deed of trust or other security instrument that may now exist or hereafter be executed in any amount for which the Property or any portion thereof, any ground leases or underlying leases, or Landlord’s interest or estate therein is specified as security, and (c) all modifications, renewals, supplements, consolidations and replacements thereof and Tenant shall attorn to Landlord’s successors.

          12.2 Within ten (10) days following request by Landlord, Tenant agrees to execute any documents reasonably required to effectuate the foregoing subordination and attornment, to make this Lease prior to the lien of any mortgage, deed of trust or underlying lease, as the case may be.

          12.3 Tenant agrees to give to any party holding a mortgage encumbering the Building, by registered or certified mail, a copy of any notice of default served upon Landlord provided Tenant has been notified in writing of the names and addresses of such mortgagee(s). Tenant further agrees that if Landlord shall have failed to cure such default within the time provided for in this Lease, then the mortgagee(s) shall have the same cure rights as Landlord has under this Lease.

     13. Inability to Perform. If, by reason of acts of God, governmental restrictions, strikes, labor disturbances, shortages of materials or supplies or any other cause or event beyond a party’s reasonable control (collectively, “Force Majeure Events”), Landlord or Tenant is unable to furnish or is delayed in furnishing any utility or service required to be furnished by either under the provisions of this Lease, or either party is unable to perform or make or is delayed in performing or making any installations, decorations, repairs, alterations, additions or improvements required to be performed or made under this Lease, no such inability or delay shall impose any liability upon such non-performing party or, except as otherwise provided in Section 10, provide the other party with any right to offset, deduction or abatement of rent by reason of inconvenience or annoyance to such other party, or otherwise. The terms of this Section 13 shall not be applicable to Landlord’s obligation to timely Substantially Complete the Phase I Improvements on or prior to May 1, 2004, or the Phase II Improvements on or prior to the Phase II Projected Completion Date or to make any reimbursements to Tenant as and when required under this Lease and shall not be applicable to or excuse any failing on the part of Tenant to timely satisfy Tenant’s obligation to pay Rent or other required payments to Landlord. Notwithstanding the foregoing, lack of funds shall not be a Force Majeure Event.

     14. Damage and Destruction.

          14.1 Repair. Subject to the provisions of Sections 14.2, 14.3 and 14.4 below, if any portion of the Property is damaged or destroyed by fire, earthquake, flood or other casualty Landlord shall proceed immediately to restore and make repairs in accordance with Section 14.4.

          14.2 Tenant’s Right to Terminate. If such damage affects the Premises and, in the reasonable opinion of Landlord and Tenant, such damage cannot be repaired within nine (9) months after the date of the event causing such damage (under a normal construction schedule not requiring the payment of overtime or premium) Tenant may terminate this Lease by delivery of written notice to Landlord within forty-five (45) days after the date of the event causing such damage. If Tenant does not or is not entitled to elect to terminate under the preceding sentence, and if by the date eleven (11) months after the date of the event causing such damage the repairs are not substantially completed, Tenant may thereafter terminate this Lease by delivery of written notice to Landlord prior to the time such repairs are actually substantially completed. Upon termination, Rent shall be apportioned as of the date of the damage and all prepaid Rent shall be repaid to Tenant (less the amount necessary to cure any monetary default of Tenant under this Lease existing as of the date of termination).

          14.3 Landlord’s Right to Terminate. If (i) the cost to repair damage to or destruction of the Property exceeds 50% of replacement cost of the Building and other improvements on the Property for a casualty of the type covered by the insurance required to be carried under Section 15.5, or (ii) if the Premises or any other portion of the Property is damaged by a casualty not of the type covered by the insurance required to be carried under Section 15.5 and the amount by which the cost to repair such damage exceeds Available Proceeds, if any, is greater than fifteen (15%) of the then replacement cost of the Building and other improvements on the Property, or (iii) such damage cannot be repaired within nine (9) months after the casualty (under a normal construction schedule not requiring the payment of overtime or premium), Landlord may terminate this Lease by delivery of written notice to Tenant within forty-five (45) days after the date of the casualty. Notwithstanding the foregoing, if Landlord elects to terminate under clause (ii) of the preceding sentence, that election will be void and of no effect if, within fifteen (15) days after being notified in writing of such election Tenant, in its sole discretion, notifies Landlord in writing that Tenant will be responsible for payment of the any excess repair cost. Upon termination, Rent shall be apportioned as of the date of the damage and all prepaid Rent shall be repaid to Tenant (less the amount necessary to cure any monetary default of Tenant under this Lease existing as of the date of termination).

          14.4 Extent of Repair and Restoration Obligations. If this Lease is not terminated as provided in Section 14.2 or 14.3, Landlord shall repair and restore the Property to its condition immediately prior to the damage or destruction, but with any changes required by applicable law; provided, however, that Landlord shall not be responsible for repair or replacement of Tenant’s racking or trade fixtures, any Tenant Owned Property or any interior tenant build out not paid for from the Tenant Improvement Allowance. All such repairs shall be performed in a good and workmanlike manner, in accordance with applicable laws, and with due diligence, and Landlord shall restore the items repaired to substantially the same usefulness and construction as existed immediately before the damage. In the event of any termination of this Lease, the proceeds from any insurance paid by reason of damage to or destruction of the Property or any portion thereof, or any other element, component or property insured by Landlord (exclusive of proceeds for damage to Tenant Owned Property and alterations and improvements paid for by Tenant), shall belong to and be paid to Landlord.

          14.5 Adjustment of Rent. If a casualty unreasonably interferes with Tenant’s access to or normal use of the Premises, Rent shall proportionately abate commencing on the date of the casualty and ending upon Landlord’s delivery of the Premises to Tenant with Landlord’s restoration obligation hereunder substantially complete, except that Rent shall continue to proportionately abate as aforesaid for up to forty-five (45) days after if (i) it is necessary for Tenant to install replacement racking; and (ii) Tenant has not been provided a reasonable opportunity to do so prior to such date. The extent of the abatement shall be based upon the portion of the Premises which is rendered inaccessible or not reasonably usable by Tenant for the normal conduct of its business.

          14.6 Mutual Waiver of Subrogation. Notwithstanding anything to the contrary in this Lease, Landlord and Tenant mutually waive their respective rights of recovery against each other and each other’s officers, directors, constituent partners, agents and employees, and Tenant waives such rights against each lessor under any ground or underlying lease and each lender under any mortgage or deed of trust or other lien encumbering the Property or any portion thereof or interest therein, to the extent any loss is or would be covered by fire, extended coverage, and other property insurance policies required to be carried under this Lease or otherwise carried by the waiving party, regardless of deductibles, and the rights of the insurance carriers of such policy or policies to be subrogated to the rights of the insured under the applicable policy. Each party shall cause its insurance policy to be endorsed to evidence compliance with such waiver.

          14.7 Available Proceeds. For purposes of this Lease, “Available Proceeds” means proceeds available from insurance maintained by Landlord, plus the amount of any deductible under the applicable policy or policies.

     15. Insurance.

          15.1 Insurance on Tenant’s Property. Tenant shall procure at its cost and expense and keep in effect during the Term commercial property insurance that shall at, a minimum, cover the perils insured under the ISO special causes of loss form (CP 10 30) insurance coverage for all risks of physical loss or damage insuring the full replacement value of Alterations, Tenant’s trade fixtures, furnishings, equipment, plate glass, signs and all other items of personal property of Tenant. Landlord shall not be liable for any damage of any nature whatsoever to persons or property caused by explosion, fire, theft or breakage, vandalism, falling plaster, by sprinkler, drainage or plumbing systems, or air conditioning equipment, by the interruption of any public utility or service, by steam, gas, electricity, water, rain or other substances leaking, issuing or flowing into any part of the Premises, by natural occurrence, acts of the public enemy, riot, strike, insurrection, war, court order, requisition or order of governmental body or authority, or by anything done or omitted to be done by any tenant, occupant or person in the Building (not including Landlord or any party under Landlord’s control), it being agreed that Tenant shall be responsible for obtaining appropriate insurance to protect its interests. Tenant is hereby permitted, at its discretion, to self-insure for a portion or all of Tenant’s property provided Guarantor underwrites such self-insurance and has a net worth equal to or in excess of $100,000,000.

          15.2 Tenant’s Liability and Workers’ Compensation Insurance. Tenant shall maintain commercial general liability (CGL) and, if necessary, commercial umbrella insurance with a limit of not less than $2,000,000 each occurrence. CGL insurance shall be written on ISO occurrence form CG 00 01 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury and liability assumed under an insured contract. Tenant shall also maintain statutory workers compensation insurance and employers liability insurance with limits not less than $500,000 each accident for bodily injury by accident or $500,000 each employee for bodily injury by disease. Such CGL insurance shall name Landlord and any other parties reasonably designated by the Landlord as additional insureds as respects insurable liabilities assumed by Tenant under this Lease. At Landlord’s request Tenant shall increase such insurance coverage to a level that is reasonably required by Landlord.

          15.3 Form of Tenant’s Policies. Tenant’s insurance shall be issued by companies authorized to do business in the State in which the Building is located. Tenant shall have the right to provide insurance coverage pursuant to blanket policies obtained by Tenant if the blanket policies expressly afford coverage required by this Article 15. All insurance policies required to be carried by Tenant under this Lease shall provide that Landlord shall receive thirty (30) days notice from the insurer before any cancellation of such insurance policy. Each such policy shall be primary and non-contributing with respect to any policies carried by Landlord and shall contain a severability of interest provision. Tenant shall deliver reasonably satisfactory evidence of such insurance to Landlord on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies. Notwithstanding the foregoing, if any such insurance expires without having been renewed by Tenant, Landlord shall have the option in addition to Landlord’s other remedies to procure such insurance for the account of Tenant immediately following written notice to Tenant, and the cost thereof shall be paid to Landlord as Additional Rent. The limits of the insurance required under this Lease shall not limit the liability of Tenant.

          15.4 Compliance with Insurance Requirements. Tenant shall not do anything, or suffer or permit anything to be done, in or about the Premises that shall invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Building. Subject to the provisions of the Warranty, Sections 8.3, 10.3, 14 and 16, Tenant, at Tenant’s expense, shall comply with, and shall cause all occupants of the Premises to comply with, all applicable customary rules, orders, regulations or requirements of any board of fire underwriters or other similar body. It is agreed that Tenant’s operations as a warehouse and distribution center at the Premises do not invalidate or conflict with any fire or other insurance policies covering the Building or other applicable customary rules, orders, regulations or requirements of any board of fire underwriters or other similar body.

          15.5 Landlord’s Insurance. Landlord shall purchase, maintain and keep in effect during the Term insurance written by companies authorized to do business in the State in which the Building is located and of the types and in the amounts described below:

               15.5.1 Landlord’s Liability Insurance. Commercial property insurance that shall at, a minimum, cover the perils insured under the ISO special causes of loss form (CP 10 30) insuring the full replacement cost of the Building and flood and earthquake coverage with a limit as close to the full replacement cost of the Building as is reasonably available and rental loss insurance.

               15.5.2 Commercial general liability (CGL) and, if necessary, commercial umbrella insurance with a limit of not less than $2,000,000 each occurrence. CGL insurance shall be written on ISO occurrence form CG 00 01 (or a substitute form providing equivalent coverage) and shall cover liability arising from premises, operations, independent contractors, products-completed operations, personal injury and advertising injury and liability assumed under an insured contract. Landlord shall also maintain statutory workers compensation insurance and employers liability insurance with limits not less than $500,000 each accident for bodily injury by accident or $500,000 each employee for bodily injury by disease.

               15.5.3 All costs of insurance carried by Landlord and referred to in this Section 15.5 will constitute Operating Expenses.

               15.5.4 Form of Landlord’s Policies. Landlord’s insurance shall be issued by companies authorized to do business in the State in which the Building is located. Landlord shall have the right to provide insurance coverage pursuant to blanket policies obtained by Landlord if the blanket policies expressly afford coverage required by this Article 15.5. All insurance policies required to be carried by Landlord under this Lease shall provide that Tenant shall receive thirty (30) days notice from the insurer before any cancellation and shall contain a severability of interests clause. Landlord shall deliver reasonably satisfactory evidence of such insurance to Tenant on or before the Commencement Date, and thereafter at least thirty (30) days before the expiration dates of expiring policies. The limits of the insurance required under this Lease shall not limit the liability of Landlord.

               15.5.5 Compliance with Insurance Requirements. Neither Landlord nor any party under Landlord’s control shall do anything, in or about the Property that shall invalidate or be in conflict with the provisions of any fire or other insurance policies covering the Building. Tenant shall not allow the Property to be used or occupied in a manner that might invalidate or increase the rate of or make inoperative an insurance policy carried by Tenant. Landlord shall comply with all applicable customary rules, orders, regulations or requirements of any board of fire underwriters or other similar body.

     16. Eminent Domain.

          16.1 Effect of Taking. If all of the Premises is condemned or taken in any permanent manner before or during the Term for any public or quasi-public use, or any permanent transfer of the Premises is made in avoidance of an exercise of the power of eminent domain (each of which events shall be referred to as a “taking”), this Lease shall automatically terminate as of the date of the vesting of title as a result of such taking. If a part of the Premises is so taken, this Lease shall automatically terminate as to the portion of the Premises so taken as of the date of the vesting of title as a result of such taking. If such portion of the Property is taken as to render the balance of the Premises unusable by Tenant for the Permitted Use, as reasonably determined by Tenant and Landlord, this Lease may be terminated by Landlord or Tenant, as of the date of the vesting of title as a result of such taking, by written notice to either party given within sixty (60) days following notice to Landlord of the date on which said vesting will occur. If this Lease is not terminated as a result of any taking, Landlord shall restore the Building to an architecturally whole unit; provided, however, that Landlord shall not be obligated to expend on such restoration more than the amount of condemnation proceeds actually received by Landlord.

          16.2 Award. Landlord shall be entitled to the entire award for any taking, including, without limitation, any award made for the value of the leasehold estate created by this Lease. No award for any partial or entire taking shall be apportioned, and Tenant hereby assigns to Landlord any award that may be made in any taking, together with any and all rights of Tenant now or hereafter arising in or to such award or any part thereof; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements made or paid for by Tenant or the interruption of or damage to Tenant’s business.

          16.3 Adjustment of Rent. In the event of a partial taking that does not result in a termination of this Lease as to the entire Premises, Base Rent and Additional Rent shall be equitably adjusted in relation to the portions of the Premises and Building taken or rendered unusable by such taking.

          16.4 Temporary Taking. If all or any portion of the Premises is taken for a limited period of time before or during the Term, this Lease shall remain in full force and effect; provided, however, that Rent shall abate during such limited period in proportion to the portion of the Premises taken by such taking. Landlord shall be entitled to receive the entire award made in connection with any such temporary taking; provided, however, that nothing contained herein shall be deemed to give Landlord any interest in or to require Tenant to assign to Landlord any separate award made to Tenant for its relocation expenses, the taking of personal property and fixtures belonging to Tenant, the unamortized value of improvements made or paid for by Tenant or the interruption of or damage to Tenant’s business. Any temporary taking of all or a portion of the Premises which continues for three (3) months shall be deemed a permanent taking of the Premises or such portion and subject to Section 6.1 above.

     17. Assignment; Subleasing.

          17.1 Consent Required. Neither Tenant nor any sublessee or assignee of Tenant, directly or indirectly, voluntarily or by operation of law, shall sell, assign, encumber, pledge or otherwise transfer or hypothecate all or any part of the Premises or Tenant’s leasehold estate hereunder (each such act is referred to as an “Assignment”), or sublet the Premises or any portion thereof or permit the Premises to be occupied by anyone other than Tenant (each such act is referred to as a “Sublease”), without Landlord’s prior written consent in each instance. In the case of any proposed Assignment or Sublease, Landlord’s consent shall not be unreasonably withheld, delayed or conditioned. Any Assignment or Sublease that is not in compliance with this Article 17 shall be void and, at the option of Landlord, shall constitute a material default by Tenant under this Lease. The acceptance of Rent by Landlord from a proposed assignee, sublessee or occupant of the Premises shall not constitute consent to such Assignment or Sublease by Landlord. Fifty percent (50%) of the Excess Assignment Consideration which is attributable to this Lease in connection with any Assignment, and fifty percent (50%) of the Excess Sublease Rent, shall be payable to Landlord as Additional Rent. The right to such amounts is expressly reserved from the grant of Tenant’s leasehold estate for the benefit of Landlord.

          17.2 Notice. Any request by Tenant for Landlord’s consent to a specific Assignment or Sublease shall include (a) the name of the proposed assignee, sublessee or occupant, (b) the nature of the proposed assignee’s sublessee’s or occupant’s business to be carried on in the Premises, (c) a copy of the proposed Assignment or Sublease, and (d) such financial information (in the event of an Assignment) and such other information as Landlord may reasonably request concerning the proposed assignee, sublessee or occupant or its business. Landlord shall respond in writing, stating the reasons for any disapproval, within ten (10) days after receipt of all information reasonably necessary to evaluate the proposed Assignment or Sublease.

          17.3 No Release. No consent by Landlord to any Assignment or Sublease by Tenant, and no specification in this Lease of a right of Tenant’s to make any Assignment or Sublease, shall relieve Tenant of any obligation to be performed by Tenant under this Lease, whether arising before or after (a) the Assignment or Sublease or (b) any extension of the Term (pursuant to exercise of an option granted in this Lease). Notwithstanding the preceding sentence, in an Assignment consented to by Landlord or an assignment described in Section 17.8, if the assignee or its guarantor has an investment grade rating by Standard & Poor equal to or in excess of BBB, then Tenant and Guarantor automatically shall be released from all their duties and obligation under this Lease and Guaranty, respectively, related to the period from and after the effective date of the Assignment upon delivery of a fully executed assignment or a fully executed guaranty (by the guarantor of the assignee), or both, as the case may be in form acceptable to Landlord in its reasonable discretion and otherwise in compliance with Section 17.6 (“Release Assignment”). The consent by Landlord to any Assignment or Sublease shall not relieve Tenant or any successor of Tenant from the obligation to obtain Landlord’s express written consent to any other Assignment or Sublease.

          17.4 Cost of Processing Request. Tenant shall pay to Landlord the reasonable amount of Landlord’s cost of processing every proposed Assignment or Sublease,

including without limitation reasonable legal review fees and expenses, together with the reasonable amount of all direct and indirect expenses incurred by Landlord arising from any assignee, occupant or sublessee taking occupancy (including, without limitation, security service, janitorial and cleaning service, and rubbish removal service) not to exceed $5,000.00.

          17.5 Corporate or Partnership Transfers. Any sale or other transfer, including without limitation by consolidation, merger or reorganization, of a majority of the voting stock of Tenant or any beneficial interest therein, if Tenant is a corporation, or any sale or other transfer of a majority of the general partnership or membership interests in Tenant or any beneficial interest therein, if Tenant is a partnership or limited liability company, shall be an Assignment for purposes of this Lease. The provisions of this Section 17.5 shall not apply at any time the stock of Tenant is traded on a national exchange.

          17.6 Assumption of Obligations. Except as otherwise expressly provided in Section 17.3, each assignee or other transferee (other than a sublessee) of Tenant’s interest under this Lease, other than Landlord, shall assume all obligations of Tenant under this Lease and shall be and remain liable jointly and severally with Tenant for the payment of Base Rent and Additional Rent, and for the performance of all the terms, covenants, conditions and agreements contained in this Lease which are to be performed by Tenant. Each sublessee of all or any portion of the Premises shall agree in writing for the benefit of Landlord (a) to comply with and agree to the provisions of this Lease, and (b) that such sublease (and all further subleases of any portion of the Premises) shall terminate upon any termination of this Lease, regardless of whether or not such termination is voluntary. So long as the rent under a Sublease is equal to or greater than the Rent hereunder and the Sublease has been approved by Landlord, Landlord will provide commercially reasonable non-disturbance protection to the Sublease thereunder provided the terms thereof are reasonably acceptable to Landlord and the same does act to release Tenant or Guarantor. No Assignment or Sublease shall be valid or effective unless the assignee or sublessee or Tenant shall deliver to Landlord a fully-executed counterpart of the Assignment or Sublease and an instrument that contains a covenant of assumption by the assignee or agreement of the sublessee, reasonably satisfactory in substance and form to Landlord, consistent with the requirements of this Section 17.6. The failure or refusal of the assignee to execute such instrument of assumption or of the sublessee to execute the agreement described above shall not release or discharge the assignee or sublessee from its obligations that would have been contained in such instrument or agreement, all of which obligations shall run automatically to such assignee or sublessee.

          17.7 Limitation. Notwithstanding anything contained in this Lease, no proposed Assignment or Sublease shall provide for a rental or other payment for the leasing, use, occupancy or utilization of all or any portion of the Premises based, in whole or in part, on the income or profits derived by any person from the property so leased, used, occupied or utilized other than an amount based on a fixed percentage or percentages of gross receipts or sales. No proposed Assignment of this Lease or Sublease of the Premises shall, in the sole opinion of Landlord, (a) cause a violation of the Employee Retirement Income Security Act of 1974 or the regulations promulgated thereunder, as amended from time to time, by such proposed assignee or subtenant, by Landlord, or by any person which, directly or indirectly, controls, is controlled by, or is under common control with, Landlord or any person who controls Landlord or (b) result in Landlord, or any person which, directly or indirectly, controls Landlord, receiving “unrelated business taxable income” as defined in the Internal Revenue Code, as amended (the “Code”). The provisions of this Section 17.7 shall be incorporated into the provisions of any Sublease.

          17.8 Permitted Transfers. Notwithstanding anything to the contrary in this Section 17, Tenant, without Landlord’s consent but after reasonable prior notice, may assign or sublet this Lease: (i) to any entity or legal person which controls, is controlled by or is under common control with Williams-Sonoma, Inc.; (ii) to any entity or legal person resulting from a consolidation or merger with Tenant; or (iii) to any entity or legal person acquiring all, or substantially all, of Tenant’s assets or issued and outstanding stock provided, however, that Guarantor shall in no event be released unless such assignment constitutes a Release Assignment satisfying the requirements that are set forth in Section 17.3 above. No Excess Sublease Rent or Excess Assignment Consideration shall be due from Tenant to Landlord for Subleases or Assignments under the preceding sentence.

     18. Utilities and Services.

          18.1 Utilities. Until the Single Tenant Conversion Date, Tenant shall pay to Landlord, as Additional Rent, Tenant’s Proportionate Share of all electric, gas, water and sewer utilities consumed at the Common Areas. After the Single Tenant Conversion Date, Tenant shall pay all such costs. Landlord shall cause electric and gas consumption at the Premises to be separately metered and Tenant shall thereafter pay directly to the providing utility companies all charges for electric and gas consumed within the Premises on the basis of readings of such meters.

          18.2 Certain Services. Tenant shall contract separately for the provision, at Tenant’s sole cost, of janitorial service and trash removal for the Premises and Landlord will have no obligation to provide any such services to the Premises.

          18.3 Involuntary Cessation of Services. Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop service of any or all of the HVAC, electric, sanitary, and other systems serving the Premises, or to stop any other services required by Landlord under this Lease, whenever and for so long as may be necessary by reason of accidents, emergencies, or the making of repairs or changes which Landlord, in good faith, deems necessary. No such interruption of service shall be deemed an eviction or disturbance of Tenant’s use and possession of the Premises or any part thereof, or render Landlord liable to Tenant for damages, or relieve Tenant from performance of Tenant’s obligations under this Lease, including, but not limited to, the obligation to pay Rent; provided, however, that if: (a) any interruption of services persists for a period in excess of two (2) consecutive business days Tenant shall, as Tenant’s sole remedy, be entitled to a proportionate abatement of Rent to the extent, if any, of any actual loss of use of the Premises by Tenant; or (b) any interruption of services persists for a period in excess of one hundred eighty (180) consecutive days, Tenant shall have the right to terminate this Lease by written notice to Landlord.

19.	Default.

          19.1 Events of Default by Tenant. Except as otherwise provided in this Lease, the failure to perform or honor any covenant, condition or other obligation of Tenant or the failure of any representation made by Tenant under this Lease shall constitute a default by Tenant upon expiration of the applicable grace period, if any. Tenant shall have a period of five (5) days from the date it receives written notice from Landlord that any payment of Rent is due within which to cure any default in the payment of Rent. Except as otherwise provided in Article 20, Tenant shall have a period of thirty (30) days from the date of written notice from Landlord within which to cure any other default under this Lease; provided, however, that with respect to any default (other than a default which can be cured by the payment of money) that cannot reasonably be cured within thirty (30) days, the default shall not be deemed to be uncured if Tenant commences to cure within thirty (30) days from Landlord’s notice, continues to prosecute diligently the curing of such default and actually cures such default within ninety (90) days after Landlord’s notice. Notwithstanding anything contained in this Section 19.1, Landlord shall not be obligated to provide Tenant with notice of substantially similar defaults more than two (2) times in any twelve (12) month period.

          19.2 Remedies. Upon the occurrence of a default by Tenant that is not cured by Tenant within the applicable grace periods specified in Section 19.1, Landlord shall have all of the following rights and remedies in addition to all other rights and remedies available to Landlord at law or in equity:

               19.2.1 The right to terminate Tenant’s right to possession of the Premises and to recover (i) all Rent which shall have accrued and remain unpaid through the date of termination; plus (ii) the amount by which the unpaid Rent for the balance of the Term, discounted to present value at the Prime Rate then in effect, shall exceed the then fair rental value of the Premises for the balance of the Term, similarly discounted, plus (iii) any other amount necessary to compensate Landlord for all the damages caused by Tenant’s failure to perform its obligations under this Lease (including, without limitation, reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs and brokers’ fees incurred upon any reletting of the Premises).

               19.2.2 The right to continue the Lease in effect after Tenant’s breach and recover Rent as it becomes due. Acts of maintenance or preservation, efforts to relet the Premises or the appointment of a receiver upon Landlord’s initiative to protect its interest under this Lease shall not of themselves constitute a termination of Tenant’s right to possession.

               19.2.3 Pursuant to applicable law, the right and power to enter the Premises and remove therefrom any property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply the proceeds therefrom to the satisfaction of Tenant’s obligations under this Lease. In such event, Landlord may from time to time sublet the Premises or any part thereof for such term or terms (which may extend beyond the Term) and at such rent and such other terms as Landlord in its sole discretion may deem advisable, with the right to make alterations and repairs (in character substantially similar to those commonly made in warehouse and distribution facilities in the Cranbury, New Jersey area) to the Premises. Upon each such subletting, rents received from such subletting shall be applied by Landlord, first, to payment of any costs of such subletting (including, without limitation, reasonable attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs, and brokers’ fees) and of any such alterations and repairs; second, to payment of Base Rent and Additional Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Base Rent and Additional Rent as they become due. If any rental or other charges due under such sublease shall not be promptly paid to Landlord by the sublessees, or if such rentals received from such subletting during any month are less than Base Rent and Additional Rent to be paid during that month by Tenant, Tenant shall pay any such deficiency to Landlord plus the costs of such subletting (including, without limitation, attorneys’ and accountants’ fees, costs of alterations of the Premises, interest costs and brokers’ fees), and any other amounts due Landlord under this Section 19.2. Such deficiency shall be calculated and paid monthly. No taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention is given to Tenant. Landlord’s subletting the Premises without termination shall not constitute a waiver of Landlord’s right to elect to terminate this Lease for such previous breach.

               19.2.4 The right to have a receiver appointed for Tenant, upon application by Landlord, to take possession of the Premises, to apply any rental collected from the Premises and to exercise all other rights and remedies granted to Landlord pursuant to this Article.

               19.2.5 The right to specific performance of any or all of Tenant’s obligations under, and to damages for delay in the failure of such performance.

               19.2.6 Landlord shall use reasonable efforts to mitigate damages resulting from a default by Tenant, as required by applicable law.

          19.3 Remedies Cumulative. The exercise of any remedy provided by law or the provisions of this Lease shall not exclude any other remedies unless they are expressly excluded by this Lease. Tenant hereby waives any right of redemption or relief from forfeiture following termination of, or exercise of any remedy by Landlord with respect to, this Lease.

          19.4 Events of Default by Landlord and Tenant’s Remedies. The failure by Landlord to observe or perform any of the covenants, conditions, or provisions of this Lease to be observed or performed by Landlord, where such failure shall continue for a period of thirty (30) days after written notice thereof by Tenant to Landlord, shall be deemed to be a default by Landlord under this Lease; provided, however, that if the nature of Landlord’s default is such that more than thirty (30) days are reasonably required for its cure, then Landlord shall not be deemed to be in default if Landlord commences such cure within said thirty (30) day period and thereafter diligently prosecutes such cure to completion, provided that the default shall actually be cured within ninety (90) days after notice. In the event of a default by Landlord beyond applicable cure periods, Tenant shall have the right, at its election, to: (a) terminate the Lease immediately effective upon giving an additional written notice to Landlord and sue for damages sustained by reason of the default; (b) sue for damages sustained by reason of the default without terminating; or (c) perform the obligations described in the notice in which case Landlord shall reimburse Tenant for the reasonable cost of the performance of such obligations within ten (10) business days after Tenant’s submission of an invoice therefor. If Tenant elects to proceed under clause (c) above, then the Landlord’s default shall be deemed to have been cured when Tenant’s expense has been reimbursed in full. In the event Tenant commences a suit for damages sustained by reason of a default by Landlord and prevails in such suit and obtains a final, non-appealable judgment with respect to such suit, Tenant may then set-off the amount of such judgment against the amounts due to Landlord under this Lease. Tenant shall have no other right to set-off.

          19.5 Limitation of Landlord’s Liability. None of Landlord’s covenants, undertakings or agreements under this Lease is made or intended as personal covenants, undertakings or agreements by any of Landlord’s shareholders, directors, officers, trustees or constituent partners. Except as expressly provided below as to Landlord only, no personal liability is assumed by nor at any time may be asserted against Landlord or any of Landlord’s shareholders, directors, officers, trustees or constituent partners. Notwithstanding anything to the contrary set forth in this Lease, in all events the liability of Landlord to Tenant shall be limited to the interest of Landlord in the Property, and Tenant agrees to look solely to Landlord’s interest in the Property for the recovery of any judgment or award against Landlord, it being intended that Landlord shall not be personally liable for any judgment or deficiency; provided, however, that Tenant shall always have the right to collect up to an amount equal to twenty-five percent (25%) of the fair market value of the Property as of the date of a Judgment (the “Minimum Equity”; the amount by which the Minimum Equity as of the date of any Judgment exceeds Landlord’s actual equity interest as of the date of the Judgment, the “Equity Deficiency”). Notwithstanding the above, Landlord shall have personal liability to Tenant for any Judgment up to an amount not to exceed the Equity Deficiency. The term “Judgment” shall mean a final, nonappealable judgment against Landlord.

          19.6 Transfer of Landlord’s Interest. Upon the sale or other conveyance or transfer of Landlord’s interest in the Property, the transferor shall be relieved of all covenants and obligations of Landlord arising under this Lease from and after the closing of such sale, conveyance or transfer, provided the transferee assumes the obligations of Landlord under this Lease from and after the date of transfer.

     20. Insolvency or Bankruptcy. The occurrence of any of the following shall, at Landlord’s option, constitute a breach of this Lease by Tenant: (i) the appointment of a receiver to take possession of all or substantially all of the assets of Tenant or the Premises, (ii) an assignment by Tenant for the benefit of creditors, (iii) any action taken or suffered by Tenant under any insolvency, bankruptcy, reorganization, moratorium or other debtor relief act or statute, whether now existing or hereafter amended or enacted, (iv) the filing of any voluntary petition in bankruptcy by Tenant, or the filing of any involuntary petition by Tenant’s creditors, which involuntary petition remains undischarged for a period of ninety (90) days, (v) the attachment, execution or other judicial seizure of all or substantially all of Tenant’s assets or the Premises, if such attachment or other seizure remains undismissed or undischarged for a period of thirty (30) days after the levy thereof, (vi) the admission of

Tenant in writing of its inability to pay its debts as they become due, (vii) the filing by Tenant of any answer admitting or failing timely to contest a material allegation of a petition filed against Tenant in any proceeding seeking reorganization, arrangement, composition, readjustment, liquidation or dissolution of Tenant or similar relief, (viii) if within sixty (60) days after the commencement of any proceeding against Tenant seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceeding shall not have been dismissed, or (ix) the occurrence of any of the foregoing on the part of any Guarantor. Upon the occurrence of any such event or at any time thereafter, Landlord may elect to exercise any of its remedies under Article 19 above or any other remedy available at law or in equity. In no event shall this Lease be assigned or assignable by operation of law or by voluntary or involuntary bankruptcy proceedings or otherwise, and in no event shall this Lease or any rights or privileges under this Lease be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings. If, upon the occurrence of any of the events enumerated above, under applicable law Tenant or the trustee in bankruptcy has the right to affirm this Lease and continue to perform the obligations of Tenant under this Lease, Tenant or such trustee, in such time period as may be permitted by the bankruptcy court having jurisdiction, shall cure all defaults of Tenant outstanding under this Lease as of the date of the affirmance of this Lease and provide to Landlord such adequate assurances as may be necessary to ensure Landlord of the continued performance of Tenant’s obligations under this Lease. Notwithstanding the provisions of Section 19.1, there shall be no cure periods for any breach or default under this Article 20 except as expressly provided in this Article 20.

     21. Fees and Expenses; Indemnity; Payment.

          21.1 Landlord’s Right to Remedy Defaults. If Tenant shall default in the performance of any of its obligations under this Lease after notice and expiration of the applicable cure period, Landlord, at any time thereafter and without additional notice, may remedy such default for Tenant’s account and at Tenant’s expense, without waiving any other rights or remedies of Landlord with respect to such default. Notwithstanding the foregoing, Landlord shall have the right to cure any failure by Tenant to perform any of its obligations under this Lease without notice to Tenant if such failure results in an immediate threat to life or safety of any person, or materially adversely impairs the Building or its efficient operation. Notwithstanding anything contained in this Lease, Landlord shall not be liable for, and there shall be no abatement of Rent with respect to, any injury to or interference with Tenant’s business arising from the exercise by Landlord of its rights under this Section 21.1.

          21.2 Indemnity. Subject to Section 14.6, Tenant shall indemnify, defend and hold Landlord harmless from and against any and all claims, losses, costs, liabilities, damages and expenses including, without limitation, penalties, fines and reasonable attorneys’ fees, to the extent incurred in connection with or arising from (a) any default by Tenant in the performance of its obligations under this Lease, or the failure of any representation made by Tenant in this Lease, and (b) the use or occupancy or manner of use or occupancy of the Premises or any injury or damage caused by Tenant, Tenant Parties or any person occupying the Premises through Tenant. Subject to Section 14.6, Landlord shall indemnify, defend and hold Tenant harmless from and against any and all claims, losses, costs, liabilities, damages and expenses including, without limitation, penalties, fines and reasonable attorneys’ fees, to the extent incurred in connection with or arising from (a) any default by Landlord in the performance of its obligations under this Lease, or the failure of any representation made by Landlord in this Lease, (b) any negligent, willful or intentional acts or omissions of Landlord or any parties within the control of Landlord, (c) the presence of Hazardous Substances introduced in, on, under or about the Premises prior to the Commencement Date, and (d) the migration of Hazardous Substances to the Premises at any time during the Term, violations of Environmental Statutes by the Premises or the Property existing as of the Commencement Date or as a result of the actions of Landlord or its agents, employees, representatives or contractors.

          21.3 Interest on Past Due Obligations. Unless otherwise specifically provided herein, any amount due from one party to the other under this Lease which is not paid within ten (10) days after written notice from Landlord shall bear interest from the due date until paid at the Lease Interest Rate.

     22. Access to Premises. Landlord reserves for itself and its agents, employees and independent contractors the right to enter the Premises upon at least twenty-four (24) hours written notice to inspect the Premises, to supply any service to be provided by Landlord to Tenant, to show the Premises to prospective purchasers, mortgagees, beneficiaries or (no earlier than nine (9) months prior to the expiration of this Lease) tenants, to post notices of nonresponsibility, to determine whether Tenant is complying with its obligations under this Lease, and to alter, improve or repair the Premises or any other portion of the Building. Landlord’s right to enter the Premises shall include the right to grant reasonable access to the Premises to governmental or utility employees. Landlord may erect, use and maintain scaffolding, pipes, conduits and other necessary structures in and through the Premises or any other portion of the Building where reasonably required by the character of the work to be performed in making repairs or improvements, provided that the entrance to the Premises shall not be blocked thereby, and that there is no unreasonable interference with the business of Tenant. In the event of an emergency, Landlord shall have the right to enter the Premises at any time without notice. Except to the extent caused by Landlord’s negligence or willful misconduct, Tenant waives any claim for damages for any injury or inconvenience to or interference with Tenant’s business, any loss of occupancy or quiet enjoyment of the Premises, any right to abatement of Rent, or any other loss occasioned by Landlord’s exercise of any of its rights under this Section 22.

     23. Notices. Except as otherwise expressly provided in this Lease, any payment required to be made and any bills, statements, notices, demands, requests or other communications given or required to be given under this Lease shall be effective only if rendered or given in writing, sent by personal delivery or registered or certified mail, return receipt requested, by overnight courier service or by facsimile followed by another permitted method of notice, addressed (a) to Tenant at Tenant’s Address, (b) to Landlord at Landlord’s Address, or (c) to such other address as either Landlord or Tenant may designate as its new address for such purpose by notice given to the other in accordance with the provisions of this Article 23. Any such bill, statement, notice, demand, request or other communication shall be deemed to have been rendered or given on the date of receipt or refusal to accept delivery.

     24. No Waiver. Neither this Lease nor any term or provision of this Lease may be waived, and no breach thereof shall be waived, except by a written instrument signed by the party against which the enforcement of the waiver is sought. No failure by Landlord to insist upon the strict performance of any obligation of Tenant under this Lease or to exercise any right, power or remedy consequent upon a breach thereof, no acceptance of full or partial Base Rent or Additional Rent during the continuance of any such breach, no course of conduct between Landlord and Tenant, and no acceptance of the keys or to possession of the Premises before the termination of the Term by Landlord or any employee of Landlord shall constitute a waiver of any such breach or a waiver or modification of any term, covenant or condition of this Lease or operate as a surrender of this Lease. No waiver of any breach shall affect or alter this Lease, but each and every term, covenant and condition of this Lease shall continue in full force and effect with respect to any other then-existing or subsequent breach thereof. No payment by Tenant or receipt by Landlord of a lesser amount than the aggregate of all Base Rent and Additional Rent then due under this Lease shall be deemed to be other than on account of the first items of such Base Rent and Additional Rent then accruing or becoming due, unless Landlord elects otherwise. No endorsement or statement on any check and no letter accompanying any check or other payment of Base Rent or Additional Rent in any such lesser amount and no acceptance by Landlord of any such check or other payment shall constitute an accord and satisfaction. Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Base Rent or Additional Rent or to pursue any other legal remedy.

     25. Tenant’s Certificates. Landlord and Tenant, at any time and from time to time, within ten (10) days after written request, shall execute, acknowledge and deliver to the other, addressed to the requesting party (and if requested, any prospective purchaser, ground or underlying lessor or mortgagee or beneficiary of any part of the Property or any prospective assignee, subtenant or other transferee of Tenant), an estoppel certificate certifying: (i) that the Lease is in full force and effect and not modified or amended except as disclosed; (ii) the relevant dates under the Lease; (iii) the Rent; (iv) to the knowledge of the certifying party, that no defaults exist under the Lease, and (v) any other items reasonably requested. Tenant shall cause Guarantor to join in any such estoppel certificate for the purpose of certifying that Guarantor’s guaranty remains in full force and effect. It is intended that any such certificate may be relied upon by the requesting party and any prospective purchaser, investor, ground or underlying lessor or mortgagee or beneficiary of all or any part of the Property.

     26. Intentionally deleted.

     27. Tenant’s Taxes. In addition to all other sums to be paid by Tenant under this Lease, Tenant shall pay, before delinquency, any and all taxes levied or assessed during the Term, whether or not now customary or within the contemplation of the parties, (a) upon, measured by or reasonably attributable to Tenant’s improvements, equipment, furniture, fixtures and other personal property located in the Premises, (b) upon or measured by Base Rent or Additional Rent, or both, payable under this Lease, including without limitation any gross income tax or excise tax levied by any governmental body having jurisdiction with respect to the receipt of such rental; (c) upon or with respect to the possession, leasing, operation, management, maintenance, alteration, repair, use or occupancy by Tenant of the

Premises or any portion thereof; or (d) upon this transaction or any document to which Tenant is a party creating or transferring an interest or an estate in the Premises. Tenant shall reimburse Landlord upon demand for any and all such taxes paid or payable by Landlord (other than state and federal personal or corporate income taxes measured by the net income of Landlord from all sources). Notwithstanding anything to the contrary in this Section 27, Tenant shall have the right to contest any taxes payable by Tenant under this Section provided that Tenant, at its sole cost and expense, diligently undertakes and pursues any such contest in appropriate proceedings, indemnifies Landlord against and holds Landlord harmless from all loss or damages that Landlord shall suffer by reason of such contest, and does not permit any lien to be placed on the Building or any part thereof or interest therein.

     28. Miscellaneous.

          28.1 Annual Financial Statement. Within ten (10) days following the request of Landlord, which request may not be given more than two (2) times during any of the initial Term or any Renewal Term, at any time during the Term that neither Tenant nor Guarantor is a “publicly traded company” (i.e., ownership interests are listed on a public securities exchange), then Tenant and any Guarantor shall furnish to Landlord a financial statement, in form and substance satisfactory to Landlord, showing the complete results of such entity’s operations for its immediately preceding fiscal year, certified as true and correct by a certified public accountant and prepared after audit in accordance with generally accepted accounting principles applied on a consistent basis from year to year.

          28.2 References. All personal pronouns used in this Lease, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. The use herein of the word “including” or “include” when following any general statement, term or matter shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not non-limiting language (such as “without limitation”, or “but not limited to,” or words of similar import) is used with reference thereto. All references to “mortgage” and “mortgagee” shall include deeds of trust and beneficiaries under deeds of trust, respectively. All Exhibits referenced and attached to this Lease are incorporated in this Lease by this reference. The captions preceding the Sections and Articles of this Lease have been inserted solely as a matter of convenience, and such captions in no way define or limit the scope or intent of any provision of this Lease.

          28.3 Successors and Assigns. The terms, covenants and conditions contained in this Lease shall bind and inure to the benefit of Landlord and Tenant and, except as otherwise provided herein, their respective personal representatives and successors and assigns.

          28.4 Severability. If any provision of this Lease or the application thereof to any person or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable, shall not be affected thereby, and each provision of this Lease shall remain in effect and shall be enforceable to the full extent permitted by law.

          28.5 Construction. This Lease shall be governed by and construed in accordance with the laws of the State in which the Building is located, without regard for such State’s choice of law requirements.

          28.6 Integration. The terms of this Lease (including, without limitation, the Exhibits to this Lease) are intended by the parties as a final expression of their agreement with respect to such terms as are included in this Lease and may not be contradicted by evidence of any prior or contemporaneous agreement, arrangement, understanding or negotiation (whether oral or written). The parties further intend that this Lease constitutes the complete and exclusive statement of its terms, and no extrinsic evidence whatsoever may be introduced in any judicial proceeding involving this Lease. Neither Landlord nor Landlord’s agents have made any representations or warranties with respect to the Premises, the Building, the Property or this Lease except as expressly set forth herein. The language in all parts of this Lease shall in all cases be construed as a whole and in accordance with its fair meaning and not construed for or against any party by reason of such party having drafted such language.

          28.7 Surrender. Upon the expiration or sooner termination of the Term, Tenant will quietly and peacefully surrender to Landlord the Premises in the condition in which they are required to be kept as provided in this Lease, ordinary wear and tear and casualty excepted.

          28.8 Quiet Enjoyment. Upon Tenant paying the Base Rent and Additional Rent and performing all of Tenant’s obligations under this Lease, Tenant may peacefully and quietly enjoy the Premises during the Term as against all persons or entities claiming by or through Landlord; subject, however, to the provisions of this Lease and to any mortgages or deeds of trust or ground or underlying leases referred to in Article 12.

          28.9 Holding Over. If Tenant shall hold over after the expiration of the Term, Tenant shall pay monthly Base Rent equal to one hundred fifty percent (150%) of the Base Rent payable during the final full month of the applicable Lease Year (exclusive of abatements, if any), in which such termination occurs together with an amount reasonably estimated by Landlord for the monthly Additional Rent payable under this Lease, and shall otherwise be on the terms and conditions herein specified so far as applicable (but expressly excluding all renewal or extension rights), which amounts shall constitute Landlord’s sole damages remedy on account of such holding over, except as hereunder provided. Notwithstanding anything contained herein to the contrary, Landlord shall be entitled to pursue and collect actual damages from Tenant on account of a holdover by Tenant only if and to the extent (i) Landlord has leased all or some portion of the Premises to a tenant; (ii) Landlord notifies Tenant, in writing, of the existence of such lease and the date upon which Tenant must vacate the Premises such that Landlord may timely deliver the leased premises (the “Vacancy Date”); (ii) such notice is provided at least thirty (30) days prior to the Vacancy Date; and (iv) Tenant fails to vacate the Premises on or prior to the Vacancy Date and deliver the same prior to such date in the condition required by this Lease. For purposes of the preceding sentence, damages shall include lost rental income to Landlord resulting from the termination of any such lease (provided Landlord shall be obligated to use reasonable efforts to mitigate such damages). No holding over by Tenant after the Term shall operate to extend the Term. Any holding over with Landlord’s written consent shall be construed as a tenancy at sufferance or from month to month, at Landlord’s option. Any holding over without Landlord’s written consent shall entitle Landlord to reenter the Premises as provided in Article 19 and to terminate this Lease in accordance with Article 19 or its rights at law or in equity.

          28.10 Time of Essence. Time is of the essence of each and every provision of this Lease.

          28.11 Broker’s Commissions. Each party represents and warrants to the other that it has not entered into any agreement or incurred or created any obligation which might require the other party to pay any broker’s commission, finder’s fee or other commission or fee relating to the leasing of the Premises, other than the Broker referenced herein. Each party shall indemnify, defend and hold harmless the other and the other’s constituent partners and their respective officers, directors, shareholders, agents and employees from and against all claims for any such commissions or fees made by anyone claiming by or through the indemnifying party.

          28.12 No Merger. The voluntary or other surrender or termination of this Lease by Tenant, or a mutual cancellation hereof shall not work a merger, but, at Landlord’s sole option, shall either terminate all existing subleases or subtenancies or shall operate as an assignment to Landlord of all such subleases or subtenancies.

          28.13 Survival. All of Tenant’s and Landlord’s covenants and obligations contained in this Lease which by their nature might not be fully performed or capable of performance before the expiration or earlier termination of this Lease shall survive such expiration or earlier termination. No provision of this Lease providing for termination in certain events shall be construed as a limitation or restriction of Landlord’s or Tenant’s rights and remedies at law or in equity available upon a breach by the other party of this Lease.

          28.14 Amendments. No amendments or modifications of this Lease or any agreements in connection therewith shall be valid unless in writing duly executed by both Landlord and Tenant. No amendment to this Lease shall be binding on any mortgagee or beneficiary of Landlord (or purchaser at any foreclosure sale) unless such mortgagee or beneficiary shall have consented in writing to such amendment.

          28.15 WAIVER OF JURY TRIAL. LANDLORD AND TENANT KNOWINGLY, INTENTIONALLY AND VOLUNTARILY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER IN ANY MATTER ARISING OUT OF THIS LEASE, THE RELATIONSHIP OF LANDLORD AND TENANT, TENANT’S USE OR OCCUPANCY OF THE PREMISES OR ANY CLAIM OF INJURY OR DAMAGE.

          28.16 DELIVERY FOR EXAMINATION. DELIVERY OF THE LEASE TO TENANT SHALL NOT BIND LANDLORD IN ANY MANNER, AND NO LEASE OR OBLIGATIONS OF LANDLORD SHALL ARISE UNTIL THIS INSTRUMENT IS SIGNED BY BOTH LANDLORD AND TENANT AND DELIVERY IS MADE TO EACH.

          28.17 Board Contingency. Landlord acknowledges and agrees that: (i) Tenant has not obtained the approval of the Board of Directors (the “Board”) of Guarantor, the parent company of Tenant, necessary to unconditionally authorize this Lease and the transactions contemplated hereby including, without limitation, the Guaranty (the “Board Approval”); and (ii) the Board may grant or withhold the Board Approval in its sole and absolute discretion. Tenant’s obligations under this Lease are conditioned upon the receipt of the Board Approval on or prior to 5:00 p.m. Pacific Standard Time on February 3, 2004 (the “Board Approval Time”). In the event Tenant has not provided written notice to Landlord of the Board Approval by the Board Approval Time, this Lease and the Guaranty described in Section 28.18 shall terminate and neither party shall have any liability to the other hereunder.

          28.18 Guaranty. Simultaneously with the execution and delivery of this Lease by Tenant, Guarantor, the parent company of Tenant, has executed a guaranty to and for the benefit of Landlord of all of Tenant’s liabilities and obligations hereunder in the form attached hereto as Exhibit E.

          28.19 Attorneys’ Fees. In the event of any litigation or other proceeding between Landlord and Tenant to interpret or enforce the terms hereof, or to seek a declaration of the rights of the parties hereunder, or otherwise arising out of or relating to this Lease, the losing party will pay to the prevailing party (as hereinafter defined) its reasonable costs of litigation including reasonable attorneys’ fees. Such costs and attorneys’ fees may be awarded in the same suit or recovered in a separate suit, whether or not such action or proceeding is pursued to decision or judgment. The term “prevailing party” will include, without limitation, a party who substantially obtains or defeats the relief sought, as the case may be, whether by compromise, settlement, judgment or the abandonment by the other party of its claim or defense. The non-prevailing party shall also pay the attorneys’ fees and costs incurred by the prevailing party in any post-judgment proceedings to collect and enforce the judgment. The covenant in the preceding sentence is separate and several and shall survive the merger of this provision into any judgment on this Lease.

          28.20 Counterparts. This Lease may be executed in two or more counterparts, each of which may be deemed an original, but all of which together will constitute one and the same instrument.

          28.21 Relationship to Original Lease. This Lease amends, restates and supersedes in its entirety the Original Lease.

     IN WITNESS WHEREOF, Landlord and Tenant have each caused their duly authorized representatives to execute this Lease on their behalf as of the date first above written.

LANDLORD

KEYSTONE CRANBURY EAST, LLC

By:	/s/ Charles C. Lee

Charles C. Lee
Its:	Senior Vice President

TENANT

WILLIAMS-SONOMA DIRECT, INC.

By:	/s/ J. Richard Meyers

J. Richard Myers
Its:	Vice President

EXHIBIT A

Keystone Cranbury East
Cranbury, NJ

EXHIBIT A

	S.F.	CAR PARKING	TRAILER PARKING	DOCK DOORS
PHASE I	251,000 S.F.	196 CARS	37 TRAILERS	48 DOORS
PHASE II	500,000 S.F.	292 CARS	60 TRAILERS	76 DOORS
PHASE III	249,000 S.F.	102 CARS	26 TRAILERS	20 DOORS
TOTALS	1,000,000 S.F.	600 CARS	123 TRAILERS	144 DOORS

175 CARS
64 CARS
120 CARS
11 NEW DOCK DOORS TO BE ADDED IN EXISTING KNOCK OUTS (8 ON EAST WALL, 3 ON WEST WALL)
PHASE
251,000 SF
10' W. DOLLY PAD
30 TRAILERS
30 TRAILERS
10' W. DOLLY PAD
51 TRAILERS
26 TRAILERS
SITE PLAN

KEYSTONE CRANBURY EAST

CRANBURY, NJ

KEYSTONE PROPERTY TRUST

EXHIBIT B

Shell Building Specifications
1,000,000 S.F. Warehouse

for

the property located at 275 Prospectus Plains Drive
Cranbury, New Jersey

as developed by

KEYSTONE CRANBURY EAST, LLC

CRANBURY, NEW JERSEY

FEBRUARY 2, 2004

Division 1: General Requirements

01 100 – Project Description

A.	This project consists of a 500,000 square foot warehouse with a 500,000 square foot expansion per the Architectural drawings by Mitchell & Hugeback. 281,000 square feet is currently vacant with the 500,000 square foot expansion under construction.

01 102 – Architectural and Engineering

A.	Civil, structural and architectural construction documents will be prepared by Keystone Cranbury East, LLC.

B.	Mechanical, electrical, plumbing and fire protection drawings will be prepared by design-build contractors.

C.	These documents will be adequate for the purpose of obtaining building permits and properly defining the scope of work for the project.

D.	The Americans with Disabilities Act Accessibility Guide will be consulted in the design of the facility.

E.	These documents will not be released for construction before they are mutually approved by Keystone Cranbury East, LLC, the Tenant and the contractor.

01 400 – Testing and Inspections

A.	Keystone Cranbury East, LLC to conduct soils and concrete testing throughout the course of the project to ensure quality performance of the placement of subgrade materials and concrete.

B.	Results of all tests and inspections will be made available to Tenant upon request.

01 500 – Temporary Services

A.	The following temporary services will be provided for the project:

1.	Electric

2.	Water

3.	Telephone

4.	Sanitary Facilities

5.	Project Signage

6.	Job Trailer

7.	Cleaning

Division 2 Sitework

02 130 – Excavation

A.	Excavations for foundations, pits and trenches will be made as necessary. Excavations will be made to establish the bottom of all footings below finished grade per local code.

B.	Site excavations are based on a balanced cut/fill site. Excess topsoil to be distributed on the site.

C.	Any necessary fill material will be placed in appropriate lifts and compacted to a density of 95% Modified Proctor.

D.	The following site work is included per civil drawings by Schoor DePalma Engineers & Design Professionals:

1.	All Grading

2.	Mass Excavation

3.	Topsoil respread

4.	Erosion Control

5.	Domestic Water

6.	Sanitary Sewer

7.	Storm Sewers

8.	Underground Fire Loop

9.	Site Staking

02 180 – Landscaping

A.	Irrigation, landscaping and picnic areas are included per the landscape drawings.

B.	Keystone retaining wall shall be included per plans.

02 511 – Asphaltic Pavement

A.	All paved areas will be hot asphalt placed over a compacted stone aggregate. Pavement thickness will be installed as follows:

1.	Drive Areas – 6” stone subbase, 5” base course, 2” surface course

2.	Truck Parking – 6” stone subbase, 5” base course, 2” surface course

3.	Car Parking – 3” base course, 2” surface course on approved compacted subgrade.

B.	Striping of the auto parking spaces and trailer spaces will be provided per the site plan by Schoor DePalma.

02 514 – Portland Cement Concrete Paving

A.	Concrete apron 55’ deep is included at the loading docks in the location as shown on Exhibit A (February 2, 2004). The pad will consist of 8” reinforced concrete at 4,500 psi compressive strength.

B.	10’ dolly pads are included per the drawings.

C.	Concrete curbing will be installed in all paved areas.

D.	Tenant entry sidewalks are included.

Division 3: Concrete

03 130 – Foundations

A.	Concrete foundations will have steel reinforcing suitable for the loads imposed by the structure.

B.	Concrete will obtain a minimum compressive strength of 4,000 psi in 28 days.

C.	Reinforcing steel shall have a minimum yield strength or 60,000 psi per ASTM.

D.	Exterior footings will be founded below grade per local code. Interior footings will be founded below grade per local code.

E.	Trench footings will be a minimum of 12” wide with longitudinal reinforcing per Structural drawings.

F.	Concrete retaining walls are included for the drive-in ramps. Concrete compressive strength will be 4,000 psi in 28 days. All concrete exposed to freeze/thaw conditions will be air-intrained at 4-6%.

03 300 – Cast in Place Concrete

A.	Concrete slabs in the warehouse area will be 7” thick, non-reinforced floor slab placed over a minimum of 6” of properly compacted fill. Compressive strength will be 4,000 psi in 28 days. A floor flatness profile of Ff 60, and Fl of 40 shall be achieved as measured by the floor flatness profile number system. Control joints shall be provided in accordance with American Concrete Institute Standards. Landlord shall provide floor flatness and levelness test reports for each pour to Tenant.

B.	Warehouse floor slabs shall receive one coat of Diamond Hard or equal.

03 222 – Concrete Tilt Wall Panels

A.	The perimeter of the facility will be concrete tilt wall panels per the Tilt up drawings and specifications by Smith/Roberts & Associates.

B.	The panel joints shall be caulked on both the outside and the inside of the panels, from 12” below finished grade to top of panels, with Tremco or equal material. One inch round foam mini-cell backer rod shall be placed between panel joints on the outside of panels prior to caulking.

C.	Tilt wall panels will include reveals per the architectural elevations.

Division 4: Masonry

This division is not applicable.

Division 5: Metals

05 100 – Structural Steel

A.	The structural system will consist of conventional steel framing with all necessary columns, beams, girders, and bracing. Clear height to the lowest structural member is 36’

B.	Bay sizes are a nominal 51’-10” x 50’-0”

C.	The structural system will be designed for a ballast roofing system with a 90 mph wind up lift rating.

05 200 – Metal Deck

A.	Roof Deck will be per structural drawings and will be factory painted (white) metal.

05 500 – Miscellaneous Metals

A.	Concrete filled pipe bollards, 6” in diameter, are included at the interior and exterior of all drive-in overhead doors and the interior of all dock doors.

D.	All handrail and safety railing will be provided in order to conform to the New Jersey Building Code.

Division 6: Wood & Plastics

This division is not applicable.

Division 7: Thermal & Moisture Protection

07 120 – Structural Steel

A.	A 1” hardliner insulation system from 10’ above finished floor to eave height.

B.	The roof insulation shall be rigid closed cell isocyanurate boards having a minimum density of 2.1 pcf, a minimum 20 psi compressive strength and a total minimum aged R value of 12.8.

C.	Perimeter foundations shall have extruded polystyrene per local code.

07 160 – EPDM Ballasted Roof

A.	The roof membrane shall be a single ply 45 mil, EPDM, loose laid, ballasted system. The roofing system shall have a UL Class A rating and a Factory Mutual Class I fire rating (noncombustible) with a 90 mph wind uplift rating based on Ground Roughness of C. The stone ballast shall be applied at a uniform rate of 12 psf in the field, 15 psf at a 10’ wide perimeter band and 18 psf in an area of 10’ by 10’ at the corners. The ballast shall be washed, rounded river gravel and range in size from 1” to 2” in diameter. Precast walkway pads will be provided around the roof access hatch.

B.	Sheet metal work made of 24 gauge paint grip galvanized iron in the Owner’s choice of standard color which will be furnished and installed.

07 182 – Roof Hatch

A.	Two (2) 30” x 36” roof hatches are included.

Division 8: Doors & Windows

08 110 – Metal Doors & Frames

A.	All exterior walk doors and demising wall doors are to be 3’ x 7’ steel stiffened hollow metal.

B.	Exterior doors and pairs of interior doors will have 14 gauge metal frames. Single interior doors will have 16 gauge metal frames. Frames and doors will be fire-rated as necessary.

08 146 – Overhead Sectional Doors

A.	Overhead sectional doors will be installed as follows:

Phase I: 281,000 s.f.

1.	Forty-eight (48) 9’ x 10’ dock doors with vision lite

2.	One (1) 12’ x 14’ drive in door with vision lite

Phase II: 500,000 s.f.

1.	Seventy-six (76) 9’ x 10’ dock doors with vision lite

2.	Two (2) 12’ x 14’ drive in doors with vision lite

Phase III: 219,000 s.f.

1.	Twenty (20) 9’ x 10’ dock doors with vision lite

2.	One (1) 12’ x 14’ drive in door with vision lite

B.	Doors will be Series 426 by Overhead Door Corporation, or equal. The 12’ x 14’ doors will be motor operated.

C.	Doors shall be 24 gauge galvanized steel sections with polystyrene insulation and 26 gauge steel back covers (R value = 7.35).

D.	All overhead doors to include complete vertical lift hardware with 3” track and perimeter weather-stripping.

08 152 – Entrance Doors

A.	Glass and aluminum entrance doors are included per the Architectural drawings.

B.	Entrance doors will have weather-stripping.

08 190 – Glass and Glazing

A.	Window units will be installed on the perimeter of the office per architectural elevations.

B.	Windows will be commercial grade fixed units with 1” insulated Greylite 14 glass and anodized aluminum frames.

Division 9: Finishes

09 250 – Entry Soffits

A.	Framing and EIFS soffitt entries are included.

09 900 – Painting

A.	The exterior tilt wall panels to be power washed and to receive two coats of high performance coating. The interior tilt wall panels are to be painted with two coats of flat latex paint to 10’ above finished floor.

B.	Hollow metal doors, frames, handrails, guardrails, roof hatch ladders, pipe bollards and all other miscellaneous metal shall receive two (2) coats of high-gloss enamel.

Division 10: Specialties

10 350 – Flat Pole

A.	One (1) 30’ aluminum flagpole is included.

10 460 – Skylights

A.	5’ x 8’ skylights to be included in Phase II only.

Division 11: Equipment

11 160 – Loading Dock Equipment

A.	6’ x 8’ mechanical dock levelers will be installed at the dock doors. Levelers will be 30,000 # capacity with side weatherseals and 12” bumpers.

B.	Fabric covered, foam dock seals, Frommelt or equal, will be installed at each dock door.

C.	Swing arm dock lights will be installed at each dock door.

Phase I: 281,000 s.f.

1.	Forty-eight (48) levelers, seals, bumpers and lights will be installed.

Phase II: 500,000 s.f.

1.	Seventy-six (76) levelers, seals, bumpers and lights will be installed.

Phase III: 219,000 s.f.

1.	Twenty (20) levelers, seals, bumpers and lights will be installed.

Division 12: Furnishings

This division is not applicable.

Division 13: Special Construction

This division is not applicable.

Division 14: Conveying Systems

This division is not applicable.

Division 15: Mechanical

15,000 – Systems Description (HVAC) for full 1,000,000 s.f.

Warehouse:

A.	Winter – Twelve (12) roof mounted Cambridge units to achieve 60 degrees Fahrenheit inside at 12 degrees Fahrenheit outside.

B.	Summer – Forty (40) roof mounted exhaust fans will be installed to achieve three (3) air changes per hour. Make up air to be introduced via approximately forty (40) manual opening dock doors.

C.	Warehouse Ceiling Fans

1.	Twenty (20)-paddle fans are included for circulation.

15,325 – Standpipe and Sprinkler Description for full 1,000,000 s.f.

A.	ESFR sprinklers will be installed in the warehouse. 12 ESFR sprinklers calculated for the most remote 12 ESFR sprinklers to operate at 75 psi. ESFR sprinklers will meet the spacing and obstruction criteria of NFPA 13.

B.	There will be twenty-six (26) 75 psi ESFR systems in this building.

C.	The sprinkler systems will include the following:

1.	Wall post indicator valves

2.	Water flow alarm switches

3.	Main drain assembly and pressure gage

4.	Alarm bell

5.	Fire department connection at pump room

6.	Control valves with tamper switches per code

7.	Hose stations.

8.	Two (2) sprinkler cabinets with 24 spare sprinklers each and wrench

9.	Fire pump in Phase I is sized for Phase II expansion.

10.	Backflow device per code

15,410 – Plumbing Piping and Specialties

A.	Interior pipe trenches and exterior pipe trenches are to be backfilled with excavated materials per the soil engineer’s requirements. All exterior pipe trenches under the paved areas will be backfilled with excavated or granular material.

B.	The roof drain by interior downspouts with overflows per code and piped directly into the storm system, location along columns as specified by Keystone with Tenant’s reasonable approval.

C.	The under slab sanitary sewer and water lines are included the length of the building along the east side of the building and to the west wall in Phase II for future shipping and receiving office.

Division 16: Electrical

16,000 – Electrical Systems Description for full 1,000,000 s.f.

A.	The following electrical service will be installed:

1.	One (1) 4,000 amp 480/277 volt Main Distribution Panelboards for incoming service in Phase I and one (1) 4,000 amp in Phase II for total of 8,000 amp service.

2.	400 amp 480/277 volt panelboards for control of lighting and power circuits.

3.	Transformers and switchboards for 120/208 volt loads.

B.	The following telephone service will be installed:

1.	Two (2) 4” PVC conduits from inside of building at telephone board to just outside of building at service location.

2.	Conduits for telephone lines/alarm system at fire sprinkler system control area.

3.	4 x 8 plywood backboard for phone equipment.

C.	The following lighting will be installed:

Phase I 281,000 s.f. & Phase III 219,000 s.f.

1.	1,000 watt High Bay Metal Halide fixtures to achieve 20 foot-candles at 30” above finished floor. Lighting to be switched at panelboards. Utilize modular style wiring system for hook-up of High Bay lighting. 10% quartz restrike on high bay fixtures.

2.	Exit and emergency lights at mandoors.

Phase II 500,000 s.f.

1.	400 watt High Bay Metal Halide fixtures to achieve 30 foot-candles at 30” above finished floor. Lighting to be switched at panelboards. Utilize modular style wiring system for hook-up of High Bay lighting. 10% quartz restrike on high bay fixtures.

2.	Exit and emergency lights at mandoors.

D.	The site lighting will be installed per the site lighting plan by Schoor Depalma:

Note: Site lighting will achieve one (1) foot candle subject to Township approvals.

E.	The following equipment connections will be installed:

1.	Make-up air units

2.	Exhaust fans

3.	Ceiling paddle fans

4.	Irrigation controller

F.	The following fire alarm system will be installed:

1.	Surface mounted horn/strobe at each exit door

2.	Surface mounted pull stations at each exit door

3.	Tamper and flow switches

4.	One (1) fire alarm panel with remote enunciator

Division 17: ADA Compliance

A.	If required due to location of Tenant office, Landlord will install one (1) ADA compliant pedestrian ramp or lift in a location to be reasonably determined by Tenant, within 30 days of written request subject to Township approval.

EXHIBIT C

FAIR MARKET RENT DETERMINATION

     (a) If Tenant timely exercises a Renewal Option, Landlord shall send to Tenant, within forty five (45) days of Landlord’s receipt of Tenant’s exercise notice, a notice (the “Fair Market Value Rental Notice”) setting forth Landlord’s designation of the Fair Market Value Rental for the Premises for the Renewal Period. Landlord and Tenant shall promptly commence negotiations in an effort to reach a mutually acceptable determination of the Fair Market Value Rental. If within thirty (30) days after the date of the Fair Market Rental Value Notice, Landlord and Tenant have not agreed upon in writing a mutually acceptable Fair Market Value Rental, then, subject to the provisions of paragraph (e) of this Exhibit C, by the close of business on the fifth (5th) business day following the end of such 30-day period each of Landlord and Tenant will submit to the other its final proposed Fair Market Value Rental. If either party fails to timely submit its final proposed Fair Market Value Rental to the other as required above, then the Fair Market Value Rental shall be deemed to be that submitted by the party who has so timely acted.

     (b) Within ten (10) business days after the last of Landlord’s or Tenant’s proposed Fair Market Value Rental is submitted, each of Landlord and Tenant will appoint a person who is an appraiser who is a member of the American Institute of Real Estate Appraisers, with not less than five (5) years’ commercial/industrial experience in the greater Cranbury business district in which the Premises is located (each, an “Arbitrator”). The two (2) Arbitrators so appointed shall appoint an impartial third Arbitrator, similarly qualified, who has no business relationship with either Landlord or Tenant, within ten (10) days after the appointment of the last appointed Arbitrator, and shall notify the parties of the identity of such third Arbitrator. If the two (2) Arbitrators are unable to agree upon a third Arbitrator, either Landlord or Tenant may, upon not less than five (5) days’ written notice to the other party, apply to the American Arbitration Association for appointment of a third similarly qualified Arbitrator. The three (3) Arbitrators are referred to in this Lease as the “Arbitration Panel.” Within thirty (30) days after the appointment of the third Arbitrator, the Arbitration Panel shall (i) conduct a hearing, at which Landlord and Tenant may each make supplemental oral and/or written presentations, with an opportunity for questioning by the members of the Arbitration Panel and (ii) select either the Landlord’s proposed Fair Market Value Rental or the Tenant’s proposed Fair Market Value Rental as the Fair Market Value Rental, which designation will constitute the Fair Market Value Rental for the Renewal Term. The determination of the Arbitration Panel shall be limited solely to the issue of whether Landlord’s or Tenant’s proposed Fair Market Value Rental is closest to the actual Fair Market Value Rental, and the Arbitration Panel will have no right to propose a middle ground or to modify either of the two (2) proposals. The decision of a majority of the three (3) members of the Arbitration Panel shall be binding upon Landlord and Tenant. In the event of the failure, refusal or inability of an Arbitrator to act, a successor shall be appointed in the same manner as the original Arbitrator. Each party shall pay any cost of the Arbitrator selected by such party (and their own attorneys and consultants) and one half of the cost of the third Arbitrator so selected plus one half of any other costs incurred in resolving the disagreement regarding the Fair Market Value Rental.

     (c) If Landlord and Tenant reach agreement regarding the Fair Market Value Rental, or if the Arbitration Panel determines the Fair Market Value Rental, then, within thirty (30) days, the parties shall execute an amendment to this Lease confirming the terms and conditions applicable to the Renewal Term, including the newly extended expiration date.